EXHIBIT 10.20

[Execution Copy]

ASSET PURCHASE AGREEMENT

BETWEEN

LAROSE TRUCK PLAZA & CASINO, L.L.C.,

MIDWAY RECREATION, L.L.C.

JOE F. PENN, JR.

MELISSA PENN

AND

GAMECO HOLDINGS, INC.

DATED:  November 2, 2005

STATE OF LOUISIANA

PARISH OF LAFOURCHE

ASSET PURCHASE AGREEMENT

BE IT KNOWN, that before the undersigned Notaries Public, and in the presence of the undersigned competent witnesses, personally came and appeared:

LAROSE TRUCK PLAZA & CASINO, LLC, a Louisiana limited liability company (“Larose” and sometimes referred to herein as “Device Owner”), domiciled and having its principal place of business in the Parish of Lafourche and whose mailing address is declared to be P.O. Box 99, Larose, Louisiana 70373, herein represented by its duly authorized agent Joe F. Penn, Jr.;

MIDWAY RECREATION, L.L.C., a Louisiana limited liability company (“Midway”), domiciled and having its principal place of business in the Parish of Lafourche and whose mailing address is declared to be P.O. Box 99, Larose, Louisiana 70373, herein represented by its duly authorized agent Joe F. Penn, Jr.;

JOE F. PENN, JR., a Louisiana resident, whose mailing address is declared to be 4411 Cherokee Rose Drive, Zachary, Louisiana 70791;

MELISSA PENN, a Louisiana resident, whose mailing address is declared to be 4411 Cherokee Rose Drive, Zachary, Louisiana 70791 (Joe F. Penn, Jr. and Melissa Penn are collectively, “Penn”);

(Larose, Midway and Penn shall collectively be referred to herein as “Sellers” and each individually as “Seller”);

and

GAMECO HOLDINGS, INC, a Delaware corporation (the “Purchaser”), domiciled and having a place of business in the County of New Kent, State of Virginia and whose mailing address is declared to be 1869 Mills Highway, Breaux Bridge, Louisiana 70517, herein represented by its duly authorized agent Jeffrey P. Jacobs, each of whom did execute this Asset Purchase Agreement (“Agreement”), to be effective as of this 2nd day of November, 2005 (the “Agreement Date”).

INTRODUCTION

A.                                   Sellers own the assets of a truck stop located at 1825 Hwy 308, Lockport, Louisiana 70374 (the “Truck Stop”).

B.                                     The Truck Stop, inter alia, provides retail motor and diesel fuels, convenience store and restaurant operations for sale to or use by the general public as well as video draw poker devices for play by the general public.

C.                                     Buyer, for itself and its designees, desires to purchase and Sellers desire to sell the Truck Stop.

NOW, THEREFORE, in consideration of the promises, obligations, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties agree as follows:

Section 1.                                            Definitions and Related Matters.

1.1                                 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below (such meanings to be applicable to both the singular and plural forms of the terms defined):

“Acquired Assets” shall mean all assets, accounts receivable arising or accruing after the Closing Date, privileges, rights, real property, Devices, Intellectual Property Rights, licenses, interests and claims (whether personal, tangible or intangible) of every type and description owned by Sellers (subject only to the leases identified on Schedule 6.9(a) and the Permitted Encumbrances) and used in the operation of the Business, other than the Excluded Assets. Acquired Assets, include, but are not limited to, each of the following:

(a)                              fee simple title (subject to Permitted Encumbrances hereinafter defined) in and to certain improved real property located at 11825 Hwy 308, Lockport, Louisiana 70374 (the “Real Property”), consisting of approximately                                    (                  ) acres, more or less, together with all improvements, buildings, structures, issues, profits and rents, fixtures and all rights pursuant to any leases, recorded or unrecorded, respecting all or any part of the Real Property; together with, to the extent legally transferable, all approvals, authorizations, consents, licenses, permits, privileges, rights, variances and waivers relating to the Real Property from any Governmental Body having jurisdiction over the Real Property, if any, including, but not by way of limitation, those with respect to building, effluent control, environmental protection, fire, foundation, pollution control, use, utilities and zoning heretofore held by or granted to Sellers; together with any and all easements, rights and privileges appurtenant thereto, including all right, title and interest of the Sellers in and to any land lying in the bed of any street, road or avenue currently adjoining, lying across or adjacent to or to be opened or proposed in front of or adjoining the Real Property, and all riparian rights; all of the foregoing being collectively referred to as the Premises (the “Premises”) and being further described in Exhibit A;

(b)                                 all machinery, equipment, display cases, refrigerators, coolers, sinks, ovens, stoves, telephones, cash registers, furniture and other equipment, chattels and fixtures used in or supporting the Business, including, but not limited to, those items identified on Schedule 1.1(b);

(c)                                  all inventories of any kind related to or purchased for the operation of the Business, including, but not limited to, those items identified on Schedule 1.1(c);

(d)                                 all Intellectual Property Rights, subject to the qualifications in Section 6.10, used in or for the benefit of the Business;

(e)                                  accurate, certified copies of all books and records relating to the Business, including, without limitation: (i) lists of all known potential or past customers and suppliers; (ii) records with respect to all equipment, including warranties and service agreements, inventory and machinery; (iii) any and all business plans and/or models; (iv) all financial records and reports; (v) all employee records; and (vi) all other books and records used by Sellers in the operation of the Business;

(f)                                    all approvals, authorizations, consents, licenses, permits, registrations, certificates, privileges, rights, variances and waivers relating to or necessary for the operation of the Business from any Governmental Body having jurisdiction over the Business, to the extent the same are transferable;

(g)                                 all fixtures and improvements located on the Premises;

(h)                                 all goodwill of the Business;

(i)                                     those Contracts identified on Schedule 6.9(b), under terms and conditions contained in Schedule 6.9(b); and

(j)                                     the Listed Devices, together with any and all parts, spare parts, paper readers or other equipment used therein or in support thereof.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of securities, by contract or otherwise.

“Annualized EBITDA” shall mean the sum of all monthly EBITDA (as defined below) arising from the operation of the Facility, calculated for the twelve (12) full calendar months prior to the month in which the Closing shall occur, after making appropriate adjustments for any non-recurring transactions.

 “Assumed Contracts” shall mean the contracts specifically identified in Schedule 6.9(b).

“Business” shall mean all of the operations and business of the Truck Stop located at 1825 Hwy 308, Lockport, Louisiana 70374, including, but not limited to, its gaming operations, convenience store, restaurant facility and its motor and diesel fuel sales.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the State of Louisiana or any other day on which banking institutions are obligated to close in Baton Rouge, Louisiana.

“Capital Expenditures” means all expenditures for any capital or fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year (including expenditures with respect to Capitalized Lease Obligations but excluding expenditures which are fully expensed in the period incurred in accordance with GAAP consistently applied).

“Capitalized Lease” means a lease under which the obligations of the lessee should, in accordance with GAAP consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP consistently applied and Statement of Financial Accounting Standards No. 13.

 “Closing” has the meaning set forth in Section 2.2.

“Closing Certificate” has the meaning set forth in Section 7.1(c).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Reports” shall mean (i) the “coin-in”, prize and pay-out sheets generated by the Business; (ii) the fuel sales reports of the Business; and (iii) the financial reports of the Business setting forth the income, expenses, assets, liabilities and cashflow of the Business monthly, from January 1, 2004 through the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Contract” has the meaning set forth in Section 6.9(a).

“Deposit” shall mean the sum of Fifty Thousand and no/100 Dollars ($50,000.00).

 “Devices” shall mean “Video Draw Poker Devices” as defined in the Video Draw Poker Devices Control Law, Louisiana Revised Statutes, Title 27:301 et seq., as amended from time to time.

“EBITDA” shall mean for any one (1) calendar month period the sum of: (i) net income, plus (ii) interest expenses, plus (iii) the aggregate amount of federal, state and local taxes on or measured by income (whether or not payable during that period), and plus (iv) depreciation and amortization, all as shall be computed by the Purchaser’s accountants which computation shall be made strictly in accordance with GAAP, consistently applied, and verified by an accountant chosen by the Sellers. Notwithstanding the past practices of the Sellers, when calculating EBITDA hereunder, the parties agree to use the accrual method of accounting, including, but not limited to, accruing for all licenses, permits, any gaming licenses and occupational fees, insurance costs, vacation benefits and real property taxes. In addition, the Purchaser and the Sellers will mutually agree on the treatment in the calculation of Annualized EBITDA of those expenses currently being deducted by any of the Sellers but which the parties agree will not continue after the Closing.

 “Environmental and Safety Requirements” means all federal, state, parish and local statutes, regulations, rules, ordinances and similar provisions having the force or effect of law, all licenses, permits, authorizations, approvals, covenants or criteria having the force or effect of law, all guidelines having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law and equitable doctrines (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability), in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended and as now or hereafter in effect, including, by way of illustration and not limitation, the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq., the Clean Air Act, 42 U.S.C. §§ 7401, et seq., the Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et seq., the Clean Water Act, 33 U.S.C. §§1251, et seq., and the

Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., and any similar or corresponding state, local, municipal and/or parish ordinance, rule, regulation, law or act, (or any successor legislation thereto).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

“Escrow Agent” shall mean Lawyer’s Title of Baton Rouge, having an address at 8352 Bluebonnet Boulevard, Baton Rouge, Louisiana 70810-2825.

“Escrow Hold Back” shall equal Fifty Thousand and no/100 Dollars ($50,000.00).

“Establishment License” shall mean a Type V license to operate Devices at a qualified truck stop facility as defined in the Video Draw Poker Devices Control Law, Louisiana Revised Statutes, Title 27:301 et seq., and in Chapter 42 of the Louisiana Administrative Code, both as amended from time to time, for the Premises.

“Excluded Assets” shall mean the following:

(a)                                  The original copies of all books and records of the Sellers and related to the Truck Stop;

(b)                                 Rights of the Sellers pursuant to or under this Agreement;

(c)                                  Any federal, state or local tax refunds or tax credits of the Sellers;

(d)                                 Any leases, not necessary to or used in the operation of the Business, by Sellers of any personal property other than the Assumed Contracts;

(e)                                  All notes, bonds, guarantees or other evidence of indebtedness of any Person held by the Sellers;

(f)                                    All cash, cash equivalents, investments and all deposits of the Sellers, excepting there from, all cash, cash equivalents, investments and all deposits arising from or related to the Business on or after the Closing Date which shall be the property of the Purchaser;

(g)                                 Any and all insurance policies of the Sellers or any of their Affiliates and all rights to any refunds in connection therewith; provided, however, the Purchaser shall have no responsibility for any loss of prepaid premiums or other costs, expenses or charges arising from or associated with the foregoing;

(h)                                 The license held by the Sellers, or any Affiliates, and necessary for the ownership of the Devices (commonly referred to as a “Device Owners License”);

(i)                                     All accounts receivable, and all rights, claims or security interests arising out of or in connection therewith, relating to the Business and arising or existing at any time prior to the Closing Date (collectively, the “Sellers’ Accounts Receivable”);

(j)                                     All rights, claims and causes of action relating to any of the property included in the preceding description of Excluded Assets.

“GAAP” means United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Body” means any federal, state, parish, municipal or other governmental or quasi-governmental agency, department, board, commission, bureau or other like entity or instrumentality.

“Indebtedness” means at a particular time, any indebtedness in any form, nature or type whatsoever, including but not limited to: (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt instrument; (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (v) any obligations for which a Person is obligated pursuant to a guarantee; (vi) any obligations under Capitalized Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vii) any indebtedness secured by a Lien on a Person’s assets; and (viii) net obligations under hedging arrangements (including, without limitation, derivatives) designed to protect a Person against fluctuations in interest rates, currency exchange rates, commodity prices or other financial transactions.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and business names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and other information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect ownership, purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including partnership interests, membership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” or any derivation thereof whether or not capitalized, shall mean, actual knowledge of a condition or set of facts as has been obtained from any source, including, regardless of any common law or statutory definition of the foregoing, information which would cause a reasonable person to inquire further.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claims, charge or other restriction of any kind whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Business, any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Sellers for use in the Business under a lease which is not in the nature of a conditional sale or title retention agreement.

“Liquor and Gaming Laws of the State of Louisiana” shall mean the laws promulgated in the Louisiana Revised Statutes Title 27:1 et seq., and Title 26:1 et seq., as amended from time to time and the Louisiana Administrative Code provisions interpreting the same.

“Listed Devices” shall mean those Devices listed on Schedule 1.1(Listed Devices).

“Material Adverse Effect” or “Material Adverse Change” means any matter or matters which would, alone or in the aggregate, have an adverse effect on (i) the financial condition, operating results, assets, liabilities, operations, condition (financial or otherwise), business or prospects of the Sellers, the Business or any Affiliate of the Sellers, (ii) the ability of the Sellers or the Business to perform any of their obligations related to the operations of the Business (each, a “Material Adverse Effect”), or (iii) the ability of the Premises to qualify as a truck stop facility under the Liquor and Gaming Laws of the State of Louisiana. Material Adverse Effect or Material Adverse Change specifically includes, but is not limited to: (a) any violation by the Sellers or the Business, in any form and for any reason, of the Liquor and Gaming Laws of the State of Louisiana; or (ii) the revocation or suspension, for any period of time, of any liquor or gaming license issued by the State of Louisiana to the Sellers or the Business and used in the operations of the Business, or (iii) the ability of the Premises to qualify as a truck stop facility under the Liquor and Gaming Laws of the State of Louisiana.

“Permitted Encumbrances” means:

(a)                                  real estate and ad valorem taxes not yet due and payable;

(b)                                 interests or title of a lessor or lessee under any lease identified in Schedule 6.9(b); and

(c)                                  to the extent existing on the Closing Date hereof, matters which are described on Schedule 1.1(Permitted Encumbrances), and approved of in writing by the Purchaser prior to the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“Purchase Price” shall mean Six Million and no/100 Dollars ($6,000,000.00).

“Purchaser” means Gameco Holdings, Inc., a Delaware corporation, its successors, assigns and/or designees, in its sole discretion.

 “Settlement Statement” shall mean a statement, signed by the Sellers and the Purchaser and to be received by the Escrow Agent at least twenty-four (24) hours prior to the Closing, identifying all funds to be received by the Escrow Agent as of the Closing and further identifying how and to whom all such funds are to be paid by the Escrow Agent, such that all Acquired Assets are transferred to the Purchaser free and clear of any and all Liens whatsoever, except Permitted Encumbrances.

“Survey” shall have the meaning given it in Section 3.4.

“Tax” or “Taxes” means any federal, state, county, parish, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, gaming, environmental, communications, real or personal property, capital stock, membership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes or fees of any kind whatsoever (including deficiencies, penalties, additions to tax or fees, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Title Company” shall mean Lawyer’s Title of Baton Rouge having an address at 8352 Bluebonnet Boulevard, Baton Rouge, Louisiana 70810-2825.

“Title Evidence” shall mean the Title Policy and the Survey, as defined in Sections 3.3 and 3.4, respectively.

1.2                                 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied.

1.3                                 Other Interpretive Matters. In this Agreement, unless a clear contrary intention appears:  (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement and the Schedules and Exhibits hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof (and without giving effect to any amendment or modification that would not be permitted in accordance with the terms hereof); (e) reference to any applicable law means such applicable law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any particular provision of any applicable law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified; (f) reference to any Article, Section or Exhibit means such Article or Section hereof or such Exhibit hereto; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; and (h) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

Section 2.                                            Purchase of Assets and Closing.

2.1                                 Purchase and Sale of the Acquired Assets .

(a)                                  At the Closing, subject to the terms and conditions contained in this Agreement, the Sellers, as applicable, shall sell, assign, set-over, convey, deliver and transfer to the Purchaser, or its designee, free and clear of any and all Liens and Indebtedness whatsoever, excepting only Permitted

Encumbrances, and the Purchaser shall purchase from the Sellers, as applicable, all of their rights, title and interests in and to the Acquired Assets for the Purchase Price.

(b)                                 Within ten (10) days following the execution of this Agreement by all parties hereto, the Purchaser shall deliver the Deposit to the Escrow Agent. The Deposit shall be applied as a credit toward the Purchase Price by the Escrow Agent at the Closing. In the event Purchaser shall terminate this Agreement for any reason in the Purchaser’s sole discretion prior to the Closing Date, other than a default by the Purchaser, upon notice to the Escrow Agent and the Sellers of the Purchaser’s election to terminate this Agreement, the Escrow Agent shall release the Deposit to the Purchaser. Should the Purchaser breach any provisions of this Agreement and not otherwise cure such breach pursuant to the terms and conditions hereof, the Deposit shall be forfeited by the Purchaser to the Sellers as the full and final measure of their liquidated damages hereunder, and not as a penalty, and, with the exception of the Purchaser’s indemnity set forth in Section 3.1(b) below, thereafter this Agreement shall be null and void and of no further force and effect.

(c)                                  The Closing of the purchase and sale of the Acquired Assets shall take place at the offices of the Title Company or at such other place as may be mutually agreeable to the Sellers and the Purchaser. At the Closing, upon payment of the Purchase Price, the Sellers, as applicable, shall deliver to the Purchaser the Acquired Assets, together with such bills of sale, powers of assignment, certificates, deed(s) and other documents and instruments of conveyance as shall be reasonably satisfactory to the Purchaser and its counsel to transfer record ownership of the Acquired Assets, including, but not limited to, those items identified in Section 10 below.

(d)                                 Sellers each acknowledge and agree that Purchaser may pay the entire Purchase Price to any one of the Sellers as directed by all of the Sellers at the Closing and that payment of the Purchase Price pursuant to the directions of the Sellers shall satisfy any and all of the Purchaser’s obligations for payment of the Purchase Price hereunder to each of the Sellers. Notwithstanding the foregoing, the parties agree that ten percent (10%) of the Purchase Price, allocated equally between the Sellers is the monetary consideration paid for the “covenant not to do” as contained in Section 11.21. The parties acknowledge and agree that this allocation is a reasonable allocation given the entities’ and their relative abilities and experience in the gaming industry. The parties each further acknowledge and agree that payment of the Purchase Price to the Sellers as outlined on the Settlement Statement is appropriate consideration and reasonably related to the value of the interests each party is transferring under this Agreement.

2.2                                 Closing.

(a)                                  The sale and transfer of the Acquired Assets from the Sellers, as applicable, to the Purchaser (“Closing”), pursuant to the terms and subject to the conditions hereof shall take place on a date determined by the Purchaser which date shall not be later than December 19, 2005 (“Closing Date”).

(b)                                 It shall be a condition of the Closing that the Annualized EBITDA as of the Closing Date shall be not less than One Million Three Hundred Thousand and no/100 Dollars ($1,300,000.00).

2.3                                 Release of Sellers’ Interest and Claims against the Business and the Acquired Assets. Sellers agree, concurrently with the Closing, to release all of their interests in and to and any claims against any of the Business or the Acquired Assets. Sellers shall deliver to the Escrow Agent a fully executed assignment, termination and/or modification agreement, to be effective as of and only upon the

Closing, in form and substance reasonably acceptable to the Purchaser, terminating all interests and claims of the Sellers in the Business to the Acquired Assets as of the Closing Date. Nothing contained in the foregoing is intended to nor shall it operate to release any claims or causes of action the Sellers’ or any one of them may have arising out of or under this Agreement.

2.4                                 Non-Assumption of Liabilities by Purchaser. Except for the Assumed Obligations (as hereinafter defined), the Purchaser does not assume and shall not be liable for any of the Indebtedness, debts, obligations, expenses, claims, liabilities or commitments, of any nature whatsoever (collectively “Obligations”) of the Sellers, whether arising prior to, on or after the Closing, including, but not limited to, Obligations arising from or related to the Acquired Assets and/or the Business. The Sellers agree, individually, that all Obligations, other than Obligations under the Assumed Contracts that accrue after the transfer of the Acquired Assets (collectively, the “Assumed Obligations”), shall remain the obligations of the Sellers, as applicable. The Sellers, jointly and severally, do hereby indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, expenses, damages or liabilities asserted against or suffered by Purchaser arising out of or resulting from the Obligations (other than the Assumed Obligations).

2.5                                 Release of Funds.

(a)                                  Upon completion of the transfers and deliveries described in Sections 2.1, 2.2, 2.3 and 2.4 above and the discharge of all Liens and Indebtedness, the Escrow Agent shall release, pursuant to the Settlement Statement, any and all funds then on deposit hereunder. Any fees charged by the Escrow Agent for its services hereunder shall be borne solely by the Purchaser.

(b)                                 Notwithstanding the foregoing, the parties agree that this Agreement and the Closing Date shall be subject to the issuance to or receipt by the Purchaser of the Consents (as defined on Schedule 6.13 below). If the Consents have not been received or issued as of the Closing Date, the Closing Date shall be extended from day to day for no more than thirty (30) Business Days until the third (3rd) day following the date each such Consent is received, satisfied or waived. In such an event, the Sellers shall continue to operate the Business and the gaming and other operations thereof in accordance with the requirements of this Agreement. Notwithstanding the foregoing, nothing contained in this paragraph shall delay the Closing for more than thirty (30) Business Days. After the expiration of such thirty (30) days period, any party may upon written notice terminate this Agreement, and with the exception of the Purchaser’s indemnity under Section 3.1(b) below, thereafter this Agreement shall be null and void and of no further force and effect.

Section 3.                                            Due Diligence. Beginning on the Agreement Date and continuing to and including December 10, 2005 (the “Due Diligence Period”), Purchaser shall have the right to perform the following due diligence pursuant to the terms and conditions hereof.

3.1                                 General Testing and Inspections.

(a)                                  During the Due Diligence Period, Purchaser shall have the right to conduct such engineering, environmental, general business and feasibility studies, inspections, testing, audits and/or reviews of the Acquired Assets, the Premises and the Business and its assets, liabilities, operations (including gaming operations and records), financial performance and affairs as Purchaser deems necessary, including soil tests, borings, drainage tests and similar tests on any land or improvement owned by the Sellers and used in the Business, and audits and reviews of all of the Business’s or Sellers’

financial and business records, operations, documents and instruments, including a financial and tax audit of the Business. Such studies shall be conducted by Purchaser and its agents at the Purchaser’s sole cost and expense.

(b)                                 Subject to reasonable advance notice, the Sellers agree to allow Purchaser and/or its agents access to all assets, records, documents and instruments of the Business or the Acquired Assets to conduct such studies, tests, inspections, reviews and audits, provided such access shall not unreasonably interfere with the activities of the Sellers. Purchaser shall save, defend, indemnify and hold the Sellers harmless from and against all claims, lawsuits, judgments, losses, liabilities or expenses of any kind or nature which may be asserted against or incurred by the Sellers as the result of the examination, tests, inspections, reviews, audits or studies of the Acquired Assets, the Premises or the Business by the Purchaser or any of its manager’s, members, employees, agents, contractors or designees (excluding the discovery of any preexisting condition on the Premises and any consequential damages arising from the foregoing). Notwithstanding anything contained herein to the contrary, Purchaser’s indemnity obligations set forth in this Section 3.1(b) shall survive any termination of this Agreement.

3.2                                 Zoning. Prior to Closing, Purchaser shall have confirmed that the Premises and the current and intended uses thereof will be in compliance, as of the Closing Date, with all applicable building and zoning codes and any restrictions unique thereto.

3.3                                 Title Commitment; Defects.

(a)                                  Within twenty (20) days following the Agreement Date, the Purchaser shall cause the Title Company to issue and deliver its commitment (the “Commitment”) for issuance of an ALTA Owners Policy (Form B - revised 10-17-70) of title insurance covering the Premises in the full amount of the Purchase Price, which Commitment shall show marketable, fee simple title to the Premises to be vested in the Sellers, subject only to the Permitted Encumbrances. Copies of the Commitment together with copies of each document affecting title to the Premises referenced therein, except for monetary encumbrances which are to be released at Closing, shall be delivered to Purchaser and the Sellers.

(b)                                 Purchaser shall notify Sellers of Purchaser’s disapproval of any matter contained in the Title Evidence within five (5) days after Purchaser’s receipt of all of the Title Evidence and copies of the documents referred to in the Title Evidence as exceptions or exclusions from coverage. If the Title Evidence is not satisfactory to Purchaser (collectively, “Defects”), those Defects shall, as a condition to Purchaser’s obligations under this Agreement, be cured or removed from the Title Evidence at or prior to the Closing. If Sellers elect not to or are otherwise unable to cure and remove all Defects at or prior to the Closing Date (or any extension thereof), this Agreement may be terminated, at Purchaser’s sole election, by written notice given to Sellers within five (5) days after expiration of the period allowed for cure and the Deposit shall be promptly released by the Escrow Agent to the Purchaser, or Purchaser may, at Purchaser’s sole election, waive such uncured Defects and proceed to close this transaction with no diminution of the Purchase Price.

(c)                                  Notwithstanding any provision of this Section 3.3 to the contrary, Sellers shall have the obligation, on or prior to the Closing Date, to secure releases, discharges or satisfactions, or otherwise cure at no cost to Purchaser, any Defect which is a Lien for the payment of money only (except real estate and ad valorem taxes and assessments which shall be prorated in accordance with Section 10), including, without limitation, all mortgages, any Lien or encumbrance which may be released or discharged by the payment of a definite sum of money or any exception to title which arose as the result of the act or violation of Sellers or anyone claiming by, from, through or under Sellers.

(d)                                 It shall be a condition precedent to Purchaser’s obligation to consummate the transaction contemplated hereby that the Title Company will, upon filing the instruments for conveyance of record, issue its ALTA Owner’s Fee Policy (Form B revised 10-17-70) of title insurance (the “Title Policy”) in the full amount of the Purchase Price, at standard rates, insuring Purchaser in fee simple title to the Premises subject only to the Permitted Encumbrances, and without the exception for certain of the standard printed exceptions (encroachments, overlaps, boundary line dispute, or any other matters which would be disclosed by an accurate survey or inspection of the Premises, easements or claims of easements not shown by the public records, or any lien or right to a lien for services, labor or materials furnished to the Premises, imposed by law, and not shown by the public records), unless and except to the extent that any such matters included in the so-called standard printed exceptions have been approved or waived by Purchaser. The Title Policy shall also affirmatively insure:  (i) Purchaser’s right to use any appurtenant easements in accordance with their terms and conditions; (ii) contiguity of the parcels described in Exhibit A (if more than one parcel); (iii) that the Premises have the benefit of full and free ingress and egress, both pedestrian and vehicular, directly to and from a public highway; and (iv) such other and additional endorsements or conditions as the Purchaser may require. Sellers agree to execute and deliver to the Title Company such affidavits and instruments as may be reasonably required to permit the Title Company to issue Purchaser’s Title Evidence in the form required by this subsection and to provide a copy of such affidavits and instruments to Purchaser. The cost and expense of such Owner’s Policy shall be borne solely by the Purchaser.

3.4  Survey. Within ten (10) days of the Agreement Date, Sellers shall deliver to the Purchaser any surveys of the Premises in Sellers’ possession, together with a copy of any reports, documents, notices, citations or records of any type or form in the possession of the Sellers relating to or identifying: (i) a physical deficiency in the Premises; (ii) an adverse effect on the Premises, including, but not limited to, any records, notices or citations relating to or concerning any aspect of the environmental condition of the Premises; or (iii) a change in the current, zoning, accessibility, physical characteristics, insurability, damage, condemnation, takings of or to any portion of the Premises. Following the Agreement Date, Purchaser shall have the right, at its sole election, to cause a registered surveyor or professional engineer to prepare a survey (the “Survey”) in form sufficient to enable the Title Company to delete from the Title Policy the so-called standard exception for matters disclosed by an accurate Survey. A perimeter legal description of the Premises as prepared by such surveyor or engineer shall be used to describe the Premises in the Deed and in Exhibit A. The cost and expense of such Survey shall be borne by the Purchaser. A copy of the Survey shall be furnished to the Sellers. In the event the Survey discloses any encroachments, overlaps, boundary line disputes or any other matter affecting the Premises or which violates any law, rule or regulation or is otherwise unacceptable to the Purchaser, such matter(s) shall be considered to be a Defect(s) and the relative rights and obligations of the parties with respect thereto shall be governed by the provisions of Section 3.3 hereof.

3.5                                 Environmental Matters.

Purchaser, at its sole election, may cause an environmental evaluation and/or consulting firm (the “Consultant”) selected by Purchaser to conduct an environmental inspection and audit of the Premises (the “Audit”), including, without limitation, a Phase I, II or III site assessment study. The cost and expense of such Audit shall be borne by the Purchaser. To the extent environmental audits for the Premises have been previously obtained by Sellers; Sellers, as applicable, shall deliver copies of same to

Purchaser within fifteen (15) days of the Agreement Date. Purchaser and Sellers shall cooperate in an attempt to achieve the result that the Audit is performed as soon as practicable and is completed no later than the expiration of the Due Diligence Period. In addition to providing any information reasonably requested by the Consultant, Sellers shall cooperate with Purchaser and the Consultant throughout the course of the Audit and shall cooperate in any other way reasonably requested by Purchaser or the Consultant.

3.6                                 Other Records and Documents.

(a)                                  In addition to the foregoing and to the extent the below-listed documents are in the possession of the Sellers, the Sellers agree to deliver to the Purchaser, within fifteen (15) days of the Agreement Date, a full and accurate list and reasonably complete details concerning each item described below and a copy of each document to the extent such copies are in the possession or control of the Sellers:

(i)                                     copies of any and all certificates of title, liens, encumbrances, deeds of trust, mortgages, judgments, rights-of-way, easements, covenants, conditions or restrictions, other exceptions or matters of record relating to or affecting any real or personal property used in the Business;

(ii)                                  copies of all certificates of occupancy, zoning variances, licenses, permits, authorizations and approvals relating to the Premises or the Business from any Governmental Body having jurisdiction over the Premises or the Business, together with any other notices and agreements related thereto, including, but not limited to, any and all gaming and liquor licenses and permits and renewals of the same or applications therefore;

(iii)                               to the extent not already required above, copies of any and all environmental permits, notices, demands, action letters, reports, assessments, audits, directives from any Governmental Body, documentation of any environmental matter related to the Premises; identification of which portion of the Premises has ever been or is now being used for the storage, generation, treatment, manufacture, disposal or release of any “hazardous substance” as defined by the Comprehensive Environmental Response Compensation and Liability Act, identification of all waste disposal sites and the location of all underground storage tanks or lines, whether in use or abandoned; a summary of all environmental testing done by the Sellers; and identification of any event of non-compliance with an Environmental and Safety Requirement;

(iv)                              copies of all real estate, personal property, fuel and ad valorem taxes, assessments, general and special, bills and returns, gaming and liquor license fees and renewals and any and all notices of violations, delinquencies and/or assessments of the same received by the Sellers within twenty-four (24) months preceding the Agreement Date;

(v)                                 copies of any and all leases affecting the Premises or the Business in any manner;

(vi)                              copies of all fuel sales reports whether maintained for the Business’s sole use or submitted to any federal, state or local governmental agency (and will continue to provide Purchaser this information within fifteen (15) days of the end of each calendar month during the term of this Agreement);

(vii)                           copies of monthly financial statements, including an income and balance sheet statement for each of the twenty-four (24) months preceding the Agreement Date, showing the financial condition of every aspect of the Business (and will continue to provide Purchaser this information within fifteen (15) days of the end of each calendar month during the term of this Agreement);

(viii)                        copies of any and all Contracts (as defined hereinafter) affecting the Premises or the Business in any manner; and

(ix)                                any other documents and information reasonably requested by the Purchaser.

Section 4.                                            Termination. Notwithstanding anything contained in this Agreement to the contrary and in addition to any other rights of termination of the Purchaser under this Agreement, if at any time prior to the Closing Date, any of the studies, Title Evidence, Survey, audits, inspections, testing, reviews or other activities performed pursuant to Sections 3.1, 3.2, 3.3, 3.4, 3.5 or 3.6, or any other information (including information related to the Purchaser’s financing), however gathered or obtained, shall reveal information or conditions unacceptable to the Purchaser, in its sole discretion, then Purchaser shall have the option to terminate this Agreement. Upon receipt of such notice, this Agreement shall terminate and thereafter be null and void and of no further force and effect, and the Escrow Agent shall promptly return to the Purchaser then deposit.

Section 5.                                            Sellers’ Accounts Receivable. Following the Closing, Buyer shall use its reasonable commercial efforts to collect the Sellers’ Accounts Receivables. Seller agrees to maintain accurate records of each such Account Receivable and the balance remaining on the same and to provide such reasonable documentation as may be requested from time to time by the Purchaser or any obligor under the same. Seller agrees to forebear taking any legal action, including the filing of any claim, to collect any Accounts Receivable following the Closing Date. Purchaser shall, within the first ten (10) days of each calendar month, remit to Seller all amounts collected on any Seller’s Accounts Receivable during the immediately preceding calendar month. During any calendar month, should an obligor under any of the Seller’s Accounts Receivable also have an account with the Purchaser, the Purchaser shall apply any sums collected from such obligor first against such obligor’s Seller’s Accounts Receivable until paid in full and then against the amounts owed the Purchaser. Notwithstanding anything contained herein to the contrary, in no event, whatsoever, shall the Purchaser have any liability for any of the Sellers’ Account Receivable that are uncollected or determined to be uncollectible, nor shall the Purchaser be obligated to expend any funds in furtherance of such collection efforts. On and after the first (1st) anniversary of the Closing Date, Purchaser shall have no further obligations to collect any sums under any of the Sellers’ Accounts Receivable.

Section 6.                                            Representations and Warranties of the Sellers. As a material inducement to the Purchaser to enter into this Agreement and purchase the Acquired Assets hereunder, the Sellers each hereby, jointly and severally, represent and warrant to the Purchaser as follows:

6.1                                 Organization, Power and Licenses.

(a)                                  Larose is duly formed, validly existing and in full force and effect under the laws of the State of Louisiana and is qualified to do business in Louisiana and every other jurisdiction in which its ownership of property or the conduct of business requires it to qualify. Larose possesses all requisite power and authority, and all licenses, permits and authorizations necessary, to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. Larose is not in violation of any of the provisions of its Articles of Organization or Operating Agreements.

(b)                                 Each Penn is a Louisiana resident, of the age of majority and of sound mind. Together, Penn is the owner of one hundred percent (100%) of all outstanding and issued membership interests of Larose and no other person has any Investment in Larose, nor any right, by option, warrant, right of first refusal or by law or in equity to acquire the same.

(c)                                  Sellers, as applicable, own one hundred percent (100%) of all rights, title and interests in and to the Acquired Assets, free and clear of any Liens or Indebtedness, excepting only the Permitted Encumbrances, with full, valid, unencumbered power and authority to convey the same, excluding only those assets identified on Schedule 6.9(a). There are no preemptive rights, warrants, options, or rights of first refusal with respect to the transfer of the Acquired Assets hereunder. The Acquired Assets are all of the assets used in or necessary to the operation of the Business.

(d)                                 Any individuals who have any spousal or dower rights in any of the Acquired Assets, the Premises or the Business, under any federal, state or local law have joined in the execution of this Agreement and have consented to the transfers contemplated herein and upon such transfers shall have waived any and all interests, rights or titles they may have in and to the Acquired Assets or the Business.

6.2                                 Affiliates; Subsidiaries; Investments. There are no Affiliates or other Persons in which the Sellers own, of record or beneficially, any direct or indirect equity, Investment or other interest or any right (contingent or otherwise) to acquire the same, or in which the Sellers otherwise participate, which would have or has any interest in the Business or the Acquired Assets.

6.3                                 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements, instruments and transactions contemplated hereby and thereby to which any Seller is a party have been duly authorized by all requisite organizational approvals. This Agreement and all other agreements and instruments contemplated hereby to which any Seller is a party each constitutes a valid and binding obligation of the Sellers, as applicable, enforceable in accordance with its terms. Assuming the payment of all Liens by the Sellers at the Closing, the execution and delivery by the Sellers of this Agreement and all other agreements and instruments contemplated hereby to which the Sellers are a party, the offering and sale of the Acquired Assets hereunder and the fulfillment of and compliance with the respective terms hereof by the Sellers, does not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Acquired Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or Governmental Body pursuant to, the Articles of Organization or Operating Agreements of the applicable Sellers or any law, statute, rule or regulation to which the Sellers are subject or any agreement, instrument, order, judgment or decree to which the Sellers or their assets are subject, other than: (a) appropriate notifications to the Louisiana State Police and Louisiana gaming authorities of the consummations of the transfers contemplated by this Agreement; and (b) appropriate licensure and/or findings of suitability of the transferee of the Listed Devices by the Louisiana Gaming Control Board.

6.4                                 Closing Reports and Absence of Liabilities.

(a)                                  The Closing Reports, certified by Penn and attached hereto as Schedule 6.4(a), are: (i) true, accurate and complete; (ii) contain the same information as has been actually filed with the Louisiana State Police and any other Governmental Body; (iii) are reflected in the books and records of the Sellers; and (iv) fairly and accurately present the financial condition of the Business as of the dates thereof. After giving effect to the transactions to occur at the Closing, neither the Business nor the Sellers will have any liabilities or Indebtedness, including, but not limited to, income tax liabilities, contingent or otherwise, other than as described on Schedule 6.4(a). The Closing Reports shall be updated on the Closing Date and shall be true, accurate and complete and consistent with any and all filings with any federal, state or local authorities or agencies as of the most recent reporting date prior to the Closing Date.

(b)                                 Except as described on Schedule 6.4(b), none of the Sellers has:

(i)                                     any liabilities or Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) which will remain a Lien upon the Business or the Acquired Assets following the Closing hereof, nor which will become a liability, Indebtedness or obligation of the Purchaser on or after the Closing, other than the Assumed Contracts;

(ii)                                  made any Capital Expenditures for which liability, in any form, will remain after the Closing Date; or

(iii)                               issued: (a) any notes, bonds or other debt securities which will remain or become an obligation of the Acquired Assets, the Business or the Purchaser on or after the Closing Date, or (b) any shareholder/owner interests or other equity securities, membership interests or any securities convertible, exchangeable or exercisable into any ownership interests in the Business or Acquired Assets; or

(iv)                              sold, assigned or transferred any of the Business’s Intellectual Property Rights or other intangible assets, or disclosed any of the Business’s proprietary confidential information to any Person; or

(v)                                 made any loans or advances to, guarantees for the benefit of, or any Investments in the Business or the Acquired Assets, that will not have been completely repaid and/or terminated as of the Closing Date; or

(vi)                              knowledge of, or have caused the Business or any Acquired Asset to suffer any, damage, destruction or casualty loss which has had or may in the future have a Material Adverse Effect on the Business, whether or not covered by insurance; or

(vii)                           as relates to the Business, borrowed any amount of, incurred or become subject to, any liabilities, except current liabilities consisting solely of accounts payable and trade payables incurred in the ordinary course of business and liabilities under leases identified elsewhere in this Agreement; or

(viii)                        discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business; or

(ix)                                mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Encumbrances; or

(x)                                   sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or cancelled any debts or claims; or

(xi)                                suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business or consistent with past practice; or

(xii)                             made any commitments for Capital Expenditures that have not expired as of the Agreement Date; or

(xiii)                          agreed to do any of the foregoing.

6.5                                 No Adverse Change. From the Agreement Date to and through the Closing Date, there has not been nor shall there be any adverse change in the operating results, operations, condition (financial or otherwise), prospects, employee relations or customer or supplier relations of the Business or the Acquired Assets, as applicable. From the Agreement Date to and through the Closing Date, Sellers shall promptly give Purchaser notice of any adverse change in the operating results, operations, condition (financial or otherwise), prospects, employee relations or customer or supplier relations of the Business or the Acquired Assets, as applicable.

6.6                                 Absence of Undisclosed Liabilities. No Seller nor any Affiliate has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) related or attaching to or affecting in any manner the Business or the Acquired Assets and arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, other than (a) liabilities set forth on the Closing Reports, and (b) other liabilities and obligations expressly disclosed on Schedule 6.6.

6.7                                 Business Property. The Sellers, as applicable, have good, valid and one hundred percent (100%) complete title to all of the Acquired Assets, free and clear of any Lien other than Permitted Encumbrances, and have full power and authority to convey and transfer the same free and clear of any and all claims by any Person whatsoever. The Acquired Assets constitute all of the assets and real property and improvements used by any of the Sellers in or necessary for the operation of the Business as of the Closing Date.

6.8                                 Tax Matters. The Purchaser shall have no liability for or exposure to any Taxes arising from the operation(s) of the Business prior to the Closing Date. All necessary and required Tax Returns have been timely filed and are correct in all material respects as to the amount of tax owed and have been prepared in compliance with all applicable laws and regulations in all respects; the Sellers have paid all Taxes due and owing by any of them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which it or they are required to withhold from amounts paid or owing to any employee, member, creditor or other third party; no Seller has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; as of the Agreement Date, no foreign, federal, state, parish or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Business or any of the Acquired Assets; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by Sellers from any foreign, federal, state, parish or local taxing authority.

6.9                                 Contracts and Commitments.

(a)                                  Except as listed on Schedule 6.9(a), there are no agreements, contracts, leases, licenses, commitments or instruments (including any and all amendments thereto) (collectively, the “Contracts”) to which the Business is a party or by which the Business or any of the Acquired Assets are bound or subject. There are no commitments or agreements with any third-party or Governmental Body affecting the Business or the Acquired Assets which are not listed on Schedule 6.9(a). Except as otherwise expressly noted on Schedule 6.9(a), each agreement listed on Schedule 6.9(a) is in full force and effect and constitutes a legal, valid and binding obligation of Business, assignable to the Purchaser hereunder, upon Purchaser’s written consent to assume the same. Except as otherwise expressly noted on Schedule 6.9(a), no such Contract is in default or breach (with or without the giving of notice or the passage of time or both) and no other party is in default or breach of any such Contracts and the Sellers under each such Contract are or will be as of the Closing Date timely in their payments of any and all sums or any performance obligations under each such Contract.

(b)                                 Sellers agree to execute and deliver on the Closing Date such documents and instruments as are necessary and reasonably acceptable to the Purchaser and Purchaser’s counsel to completely transfer, set-over and assign to the Purchaser those contracts and only those contracts listed on Schedule 6.9(b).

6.10                           Intellectual Property Rights.

(a)                                  Schedule 6.10 contains a complete and accurate list of all Intellectual Property Rights, if any, owned or used by Sellers in the Business, other than rights under licenses of any original equipment manufacturers (“OEM”), i.e Windows, etc., or off-the-shelf software, such as word processing programs, etc.; provided, however, all of the Sellers’ ownership rights, if any, in and to any of the foregoing, shall constitute Acquired Assets and shall be transferred to the Purchaser hereunder.

(b)                                 The Sellers own all right, title and interest in and to all of the Intellectual Property Rights listed on Schedule 6.10, free and clear of all Liens and there have been no claims made against Sellers asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights.

(c)                                  All Intellectual Property Rights used in or for the Business, whether listed or not listed on Schedule 6.10, shall be considered Acquired Assets hereunder and shall be transferred to the Purchaser for the Purchaser Price on the Closing Date. Sellers agree to execute and deliver on the Closing Date such documents and instruments as are necessary and acceptable to the Purchaser and Purchaser’s counsel to completely transfer, set-over and assign each and every Intellectual Property Right to the Purchaser.

6.11                           Litigation, etc.

(a)                                  Except as set forth on Schedule 6.11, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Sellers’ knowledge, threatened against or affecting the Sellers, the Business, the Acquired Assets or pending or threatened by the Sellers against any third party, at law or in equity, and affecting in any manner the Business or the Acquired Assets or the prospects thereof, before or by any federal, foreign, state, parish or local court, or Governmental Body (including any actions, suits, proceedings or investigations with respect to or threatening the transactions contemplated by this Agreement); nor has there been any such actions, suits, proceedings, orders, investigations or claims pending against or affecting the Business or the Acquired Assets during the two (2) years preceding the Agreement Date. None of the Sellers, or any of their Affiliates involved in the operation of the Business, are subject to any arbitration proceedings or any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license or permit, including, but not limited to, the right to have Devices or sell liquor and sell or store petroleum products or byproducts); and, to the Sellers’ knowledge, there is no basis for any of the foregoing. None of the Sellers nor any of their Affiliates is subject to any judgment, order or decree of any court or other governmental agency, and has not received any written opinion or memorandum from legal counsel to the effect that it or they are exposed, from a legal standpoint, to any liability which may involve or be related, in any manner, to the Business or the Acquired Assets.

(b)                                 The Sellers do, jointly and severally, hereby indemnify, defend and hold harmless the Purchaser, and its owners, shareholders, members, directors, managers, officers, employees, agents, successors and assigns, from and against any and all expenses, claims, fees, fines, damages or losses, including reasonable attorney’s fees, which the Purchaser may suffer as a result of any litigation matter, claim, investigation or choses in action existing or accruing as of the Closing Date (whether or not set forth on Schedule 6.11) or arising or filed at anytime and related, in any manner, to the operation of the Business or ownership of the Acquired Assets by the Sellers (each, a “Litigation Matter”). Purchaser shall have the right, at its sole election, to participate in the defense of any Litigation Matter, including, but not limited to, requiring the defense to be conducted by legal counsel of its choice.

6.12                           Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers.

6.13                           Required Consents. Except as listed on Schedule 6.13 (the “Consents”), no consents, approvals or other like permission are required or necessary from any Governmental Body or from any third party for the consummation of the transactions contemplated by this Agreement.

6.14                           Insurance.

(a)                                  All assets, properties and risks of the Business or the Acquired Assets are, and for the period of their operation and/ownership by the Sellers have been, covered by valid and currently effective insurance policies or binders of insurance (including general liability and property insurance) issued in favor of the Sellers, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Business and such coverage shall continue through midnight of the Closing Date. All refunds or costs associated with the cancellation of such policies shall be the sole asset of and responsibility of the Sellers.

(b)                                 In the event that any of the Acquired Assets or any portion of the Business is damaged or otherwise the subject of a casualty or condemnation on or prior to the Closing Date, and the reduction in the fair market value of the Acquired Assets or the Business as a result of the casualty or condemnation reasonably exceeds Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00), then either the Purchaser or Sellers shall have, in their sole, independent discretion, the right to terminate this

Agreement. If the reduction in the fair market value as a result of any casualty or condemnation is less than Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00), only the Purchaser shall have the right to elect to terminate this Agreement. If following a condemnation or casualty that occurs on or prior to the Closing Date, neither party elects to terminate this Agreement, then Purchaser shall proceed to close without any reduction in the Purchase Price and any and all insurance proceeds and the right to contest or make a claim for the same shall become the property of the Purchaser after the Closing Date and no Seller shall have any right, title or interest in or to the same and each does hereby relinquish any and all interest therein; provided, however, each of the foregoing shall fully cooperate in assigning and securing any and all insurance proceeds on behalf of the Purchaser. In the event Purchaser or Sellers shall elect to terminate this Agreement pursuant to this Section 6.14(b) with the exception of the Purchaser’s indemnity set forth at Section 3.1(b), this Agreement shall thereafter be null and void and of no further force and effect and no party hereto shall have any further obligation or liability hereunder, and the Escrow Agent shall promptly thereafter return the Deposit to the Purchaser.

6.15                           Transactions with Affiliates. Except as disclosed on Schedule 6.15 or as otherwise provided for herein, the Business has no outstanding contracts, agreements, loans, obligations, debts or other legally binding arrangement with the Sellers or any of their Affiliates that will survive the Closing.

6.16                           Employees, Officer and Directors.

(a)                                  No Seller, on behalf of the Business, has ever maintained or contributed to, any employee benefit plan (as defined in Section 3(3) of ERISA) or any bonus, incentive, retirement, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, or any employment, termination, severance or other contracts or agreements, and, except as set forth on Schedule 6.16(a), there exists no employee benefit plan for which the Sellers could incur liability on behalf of the Business under Section 4069 of ERISA in the event such plan has been or were to be terminated. Any employee of the Business may be terminated without cause at any time for any lawful reason without obligation on the part of the Sellers to make any payment therefore.

(b)                                 The Sellers, as appropriate, agree to terminate and dismiss, for any lawful reason, without creating any financial or other obligation to the Business or the Purchaser any employee or agent of the Business, as may be requested by the Purchaser, which termination shall be effective not later than midnight on the Closing Date.

(c)                                  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Purchaser, or its designee, from entering into an employment relationship under such terms and conditions as are acceptable to the Purchaser, with any employee, manager or agent of the Business.

6.17                           Labor Matters. Except as set forth in Schedule 6.17, the Sellers employ all personnel working at the Premises or in the Business and none of the foregoing is a party to any collective bargaining or other labor union contract applicable to persons employed for the benefit of the Business, no collective bargaining agreement is being negotiated by the Sellers and none of the Sellers has knowledge of any activities or proceedings (a) involving any unorganized employees of the Business seeking to certify a collective bargaining unit or (b) of any labor union to organize any of the employees of the Business. There is no labor dispute, strike or work stoppage against the Sellers affecting or threatening to affect the Business pending or threatened which may interfere with the operation of the Premises or the Business.

6.18                           Compliance with Laws.

(a)                                  To each of the Sellers’ or their Affiliates knowledge, each Seller and the Business is now and at all times has been in material compliance (provided the lack of any compliance will not have or have had a Material Adverse Effect on the Business or the Acquired Assets) with all applicable federal, state and local statutes, ordinances, rules, regulations, permits, consents, licenses, orders or other authorizations governing or related to the Acquired Assets or the Business and the Business’s liquor and gaming related activities, including, but not limited to, the Liquor and Gaming Laws of the State of Louisiana, as amended, and the rules and regulations promulgated thereunder, and no Seller nor any Affiliates thereof, have received any notice, demand, complaint or order from any Governmental Body asserting that a license of or related to the Business should be revoked, suspended, not issued or issued with qualifications, or that they or the Business are not in full compliance with the same. Larose, both as of the Agreement Date and the Closing Date, has a validly issued Device Owner’s License permitting the ownership and operation of Devices at the Premises and such Device Owner’s License is not currently subject to any investigation or notice of investigation, suspension or revocation from any state, federal, local or parish agency or authority. Purchaser acknowledges that the Louisiana State Police have not yet issued an Establishment License to Larose and/or Midway, as applicable, and that at present there is still pending an investigation by the Louisiana State Police as part of the issuance of an Establishment License for the operation of Devices at the Truck Stop.

(b)                                 Except as set forth in Section 6.18(a), to each of the Sellers’ or their Affiliates’ knowledge, there is no investigation or review of the Acquired Assets or the Business now underway or threatened by any Governmental Body, including, without limitation, any investigation or review by any gaming authority, nor has any of the foregoing indicated an intention to conduct the same.

6.19                           Environmental and Safety Matters. Except as set forth on Schedule 6.19, with respect to the Business, the Premises and the Acquired Assets:

(a)                                  the Sellers and their Affiliates, as applicable, have complied and are in material compliance, in all respects (provided the lack of any compliance will not have or have had a Material Adverse Effect on the Business or the Acquired Assets), with all Environmental and Safety Requirements;

(b)                                 without limiting the generality of the foregoing, each of the Sellers and any of their Affiliates have obtained and complied with, and are in material compliance, in all respects (provided the lack of any compliance will not have or have had a Material Adverse Effect on the Business or the Acquired Assets), with all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of the Premises and the operation of the Business, including, but not limited to, the sale and storage of fuel and fuel oil and the disposal of the Business’s waste water, a list of all such permits, licenses and other authorizations is set forth on Schedule 6.19(b);

(c)                                  none of the Sellers nor any of their Affiliates have received any written or oral notice, report or other information or has any knowledge regarding any actual or alleged violation of Environmental and Safety Requirements, including any investigatory, remedial or corrective obligations, relating to the Business, the Premises or any Acquired Asset arising under Environmental and Safety Requirements;

(d)                                 to each of the Seller’s knowledge, none of the following exists at the Premises:  (i) asbestos-containing material in any form or condition; (ii) materials or equipment containing polychlorinated biphenyls; or (iii) landfills, surface impoundments (i.e. ground disposals areas, covered or uncovered, in which trash or any other materials are stored or disposed of) or similar disposal areas;

(e)                                  none of the Sellers nor any of their Affiliates have caused, will not knowingly cause, and there has not occurred during the time the Sellers have owned or operated the Premises, any of the Acquired Assets or the Business, the release of any “hazardous substance” on the Premises in violation of any Environmental and Safety Requirements;

(f)                                    none of the Sellers or any of their Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements; and

(g)                                 to each of the Seller’s knowledge, Schedule 6.19(g) is a full, complete and accurate list of all Underground Storage and Aboveground Storage Tanks (UST’s and AST’s, respectively) on the Premises, each of which is now and has at all times prior hereto been operated and maintained in full compliance with all applicable Environmental and Safety Requirements.

6.20                           Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any Governmental Body, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by the Sellers under this Agreement or the consummation by the Sellers of any transaction contemplated hereby or as otherwise necessary for the operation of the Business has been or will be completed, made or obtained on or before the Closing Date, except any such filings or approvals that may be required of the transfer contemplated hereunder by the Louisiana State Police and the Louisiana Gaming Control Board.

6.21                           Premises. To the best of the Sellers’ knowledge, information and belief, there is not now pending nor threatened: (a) any litigation or proceeding to take all or any portion of the Premises by eminent domain or other condemnation proceeding; (b) any street widening or changes in any highway or traffic lanes or patterns in the immediate vicinity of the Premises; or (c) other change or modification by a Governmental Body which would adversely affect the Premises, the Business or any of the Acquired Assets. Further, to the best of the Sellers’ knowledge, information and belief, (i) the Premises are connected to and serviced by adequate water, gas, sewage disposal and electric facilities; (ii) all material systems of the Premises, including, but not limited to, heating, ventilation, air conditioning, electrical, plumbing, roof, fuel pumps and lines, etc., are in good operating condition, subject to reasonable and ordinary wear and tear; and (iii) the Premises and all improvements located thereon are in full compliance with current building and zoning laws. Sellers have no information or knowledge that any portion of the Premises are being condemned or otherwise taken for use as part of any street widening process.

6.22                           Disclosure. To the best of the Sellers’ knowledge, information and belief, neither this Agreement, nor any of the exhibits, schedules, attachments, written statements, documents, certificates, reports or other items prepared or supplied to the Purchaser by or on behalf of the Sellers or any of their Affiliates with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

6.23                           Operations.

(a)                                  The Business and the Acquired Assets, including, but not limited to, the fuel and gaming activities conducted therein, have been and shall be, at all times from and after the Agreement Date through the Closing, operated pursuant to sound business practices as are necessary to preserve, protect,  and provide maintenance for the Business and the Acquired Assets and in no event following the Agreement Date, shall the amount of the Business’s inventory for any item of inventory, including, but not limited to fuel, food or convenience items, be less than the average amount of inventory for that item at any time during the twelve (12) month period preceding the Closing Date. All of the Acquired Assets, both as of the Agreement Date and as of the Closing Date, shall be in good operating condition and repair, reasonable wear and tear excepted.

(b)                                 All Devices currently placed in the Premises are owned by Larose. There is no separate agreement with any third party to operate the Listed Devices or manage any portion of the Business. Larose, for itself and any Affiliates, agrees, as a part of the Closing, to timely request a coordinated transfer of the Devices from the Louisiana gaming regulatory authorities and to cooperate in the transfer of said Devices and to timely provide all documentation and information as shall be necessary to ensure the orderly and proper transfer of Devices at the Premises, including ensuring that there is no period of time during such a transfer when at least forty (40) Devices are not legally operating on the Premises and available for play by the general public. Concurrently herewith, Larose, for itself and for its Affiliates, agrees to execute a purchase agreement with Southern Trading Corporation, a Louisiana corporation, or any other designee of the Purchaser who is also a holder of a valid Louisiana device owner’s license, under which all of Larose’s interest in the Listed Devices shall be transferred to Southern Trading Corporation, or such designee, for a total consideration equal to One Dollar ($1.00) per Listed Device; provided, however, in no event shall the total consideration paid for the Listed Devices and the acquired Assets exceed the Purchase Price. It is the purpose of this Agreement and the intent of the Purchaser and Sellers that the total monetary consideration to be paid by the Purchaser and the acquirer of the Listed Devices for all of the Acquired Assets, including the Listed Devices, shall equal, but not exceed, the Purchase Price.

(c)                                  The amount and type of fuel sales at the Premises, at all times for the last twelve (12) months, have been sufficient to qualify the Premises, pursuant to the Liquor and Gaming Laws of the State of Louisiana, as a truck stop facility approved to operate not less than fifty (50) Devices. None of the Sellers has any knowledge of any information that would lead any party to reasonably anticipate any change in the foreseeable future in the level and type of fuel sales at the Premises. Not more than one (1) percent of all fuel sales at the Premises during any twelve (12) month period were made to the Sellers or any Affiliate of the foregoing.

6.24                           Certain Payments. No officer, director, employee or agent of the Business, the Sellers or any of their Affiliates, nor any other person acting with or on behalf of the Business has directly or indirectly (a) offered, agreed to make or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, permits or licenses, (ii) to pay for favorable treatment for business, permits or licenses secured, (iii) to obtain any special concessions or for special concessions already obtained or (iv) in violation of any legal requirement or (b) established or maintained any fund or asset related to the Business, the Acquired Assets or their operations.

6.25                           Interest in Competitors, Suppliers and Customers. Except as set forth on Schedule 6.25, none of the Sellers nor any Affiliates of the foregoing, have any ownership interest in any competitor, supplier or customer of the Business.

6.26                           No-Shop. Sellers, for themselves and for any Affiliates, agree that until the termination or expiration of this Agreement, neither they nor any of their Affiliates shall enter into any agreements nor have discussions with any third parties for the sale of the Acquired Assets nor grant any rights of first refusal or options to acquire the same in any form whatsoever. Sellers acknowledge for themselves and for their Affiliates during the term of this Agreement, Purchaser shall have the sole and exclusive right to purchase the Acquired Assets.

6.27                           Representations and Warranties of the Purchaser. As a material inducement to the Sellers to enter into this Agreement and sell the Acquired Assets hereunder, the Purchaser represents and warrants to each of the Sellers as follows:

(a)                                  Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser possesses all requisite power and authority, and all licenses, permits and authorizations necessary, to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. Purchaser is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

(b)                                 The execution, delivery and performance of this Agreement and all other agreements, instruments and transactions contemplated hereby and thereby to which the Purchaser is a party have been duly authorized by all requisite company approvals. This Agreement and all other agreements and instruments contemplated hereby to which the Purchaser is a party each constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms. The execution and delivery by the Purchaser of this Agreement and all other agreements and instruments contemplated hereby to which the Purchaser is a party, the purchase of the Acquired Assets hereunder and the fulfillment of and compliance with the respective terms hereof by the Purchaser, does not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, the Articles of Incorporation or By-Laws of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject.

Section 7.                                            Conditions Precedent.

7.1                                 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to purchase the Acquired Assets shall be expressly subject to the satisfaction and fulfillment, at or before the Closing, of each of the following conditions precedent and any other such conditions stated elsewhere in this Agreement.

(a)                                  Prohibition. There shall have been no lawsuit, judgment, order, suit, complaint or preliminary or permanent injunction entered, pending or threatened in any action or proceeding before any United States federal, state, parish or local court, or any foreign court, of competent jurisdiction or Governmental Body threatening or enjoining, in whole or in part, the Business’s current operations, making illegal or prohibiting the consummation of the transactions hereunder, including the transfer of the Acquired Assets and the operation of Devices on the Premises.

(b)                                 Related Agreements. To be effective as of the Closing Date: (i) Larose shall have executed a purchase agreement between Larose and Southern Trading Corporation, or any other properly licensed designee of the Purchaser, transferring to Southern Trading Corporation, or such other designee, all of the Listed Devices; (ii) Purchaser and Penn shall have entered into the Independent Contractor Agreement set forth in Exhibit E; and (iii) Purchaser, Penn and the third parties referred to therein shall have entered into the Right of First Refusal Agreement set forth in Exhibit F.

(c)                                  Representations True. The representations and warranties of the Sellers set forth in this Agreement and the exhibits, schedules, attachments, written statements, documents, certificates, Closing Reports, financial statements or other items prepared or supplied to the Purchaser by or on behalf of the Sellers, shall be true and correct in all respects on the Closing Date with the same effect as though all such items had been made on and as of such date, and the Sellers shall each deliver to the Purchaser a certificate certified by an officer of the Sellers, and Penn, individually, certifying such or identifying any changes as of the Closing Date (the “Closing Certificate”).

(d)                                 Good Standing Certificate. The Purchaser shall have received a good standing certificate for each of the applicable Sellers dated within fifteen (15) days prior to the Closing Date.

(e)                                  Condition of Assets. The Acquired Assets shall be in good physical and operating condition, excepting normal wear and tear only, as existed on the Agreement Date. No damage or casualty shall have occurred to the Acquired Assets, Devices or operations of the Business prior to the Closing Date.

(f)                                    Legal Opinion. Purchaser shall have received a legal opinion, substantially in the form of Exhibit G attached hereto, from legal counsel for the Sellers.

(g)                                 No Adverse Change. As of the Closing Date, there shall be no adverse change in the operating results, operations, condition (financial or otherwise), employee relations or customer or supplier relations of the Business or the Acquired Assets, as applicable.

(h)                                 Additional Documents. The Purchaser shall have received from the Sellers, as appropriate, each of the instruments and other documents referred to elsewhere in this Agreement.

(i)                                     Assumed Contract Consents. The Purchaser shall have received the consent(s) of the lessors under the leases and/or contracts identified on Schedule 6.9(b).

(j)                                     Title Policy. The Title Company shall be unconditionally prepared to issue the Title Policy in the name of the Purchaser or its designee, in the amount of the Purchase Price.

(k)                                  Financing. The Purchaser shall have received the funds from any financing for the contemplated purchase of the Acquired Assets.

(l)                                     Larose or Midway, as applicable, shall have been issued an Establishment License by the Louisiana State Police and/or Gaming Control Board.

7.2                                 Conditions to the Sellers’ Obligations. The obligation of the Sellers to sell the Acquired Assets to the Purchaser shall be subject to the satisfaction and fulfillment, at or before the Closing, of the following conditions precedent:

(a)                                  There shall have been no lawsuit, judgment, order, suit, complaint or preliminary or permanent injunction entered, pending or threatened in any action or proceeding before any United States federal, state, Parish or local court, or any foreign court, of competent jurisdiction or Governmental Body (which has jurisdiction over the enforcement of any applicable laws) making illegal or prohibiting the consummation of the transactions hereunder, including the transfer of the Acquired Assets or the operation of Devices on the Premises;

(b)                                 Purchaser has timely delivered or caused to be delivered the Purchase Price, plus or minus any applicable prorations hereunder, to the Escrow Agent;

(c)                                  Purchaser shall have performed all obligations and complied with all agreements and covenants required hereunder to be performed by Purchaser on or before the Closing Date;

(d)                                 Purchaser’s representations and warranties contained herein and in any documents furnished to the Sellers on or prior to the Closing Date shall be true and correct in all respects as of the Closing Date;

(e)                                  The Title Company has confirmed to Sellers that the Title Company is unconditionally prepared to disburse the Purchase Price (plus or minus all applicable prorations and less the Escrow Hold Back) to the Sellers or its designees subject only to the performance by the Sellers of their respective obligations under this Agreement;

(f)                                    Sellers shall have received the Agreements referred to in Section 7.1(b).

(g)                                 The Sellers shall have received the consent(s) of the lessors under the leases and/or contracts identified on Schedule 6.9(b).

(h)                                 Except for the consents under item (g) above, if any of the foregoing conditions are not satisfied on or prior to the Closing Date for a reason other than a default under this Agreement by the Sellers, Sellers shall give the Purchaser written notice of the foregoing conditions not satisfied and Purchaser shall have thirty (30) Business Days during which to cure the same. In the event the Purchaser is unable to cure the conditions within such period, the Sellers may terminate this Agreement and the Escrow Agent shall promptly release the Deposit to the Seller. Acceptance by any of the Sellers of any portion of the Purchase Price shall be evidence of the waiver by each of the Sellers of the foregoing conditions precedent.

Section 8.                                            Omitted.

Section 9.                                            Non-Solicitation.

9.1                                 Notwithstanding anything contained in this Agreement to the contrary, each of the Sellers, for themselves and their Affiliates, agrees for a period of three (3) years following the Closing and as partial consideration for the Purchase Price, that neither they, nor their Affiliates, shall employ, solicit for employment or induce to leave their employment or other relationship, any employee, customer, vendor or supplier of the Purchaser, its Affiliates or the Business, nor any employee who may be permanently hired by the Purchaser or Southern Trading Corporation.

9.2                                 Nothing contained in this Section is intended or shall it be construed as prohibiting any party from running “help wanted” ads or other general solicitations for employees or from hiring respondents to such general solicitations, regardless of whether such respondents are or have been employed by one of the parties to this Agreement.

Section 10.                                      Deed, Adjustments and Prorations, Closing.

10.1                           Deed.                 Subject to Purchaser’s review and acceptance of Title Evidence, Sellers shall convey the Premises to Purchaser by an Act of Cash Sale (the “Deed”), attached hereto as Exhibit H, conveying good, marketable and indefeasible fee simple title to the Premises subject only to the following:

(a)                                  Zoning laws;

(b)                                 Current real estate and ad valorem taxes and assessments, if any, not yet due and payable; and

(c)                                  Permitted Encumbrances.

Such Deed shall contain a legal description of the Premises which is based upon and consistent with the Survey and approved of by the Purchaser.

10.2                           Taxes and Assessments: Closing Costs.

(a)                                  Real estate and ad valorem taxes, general and special and assessments (collectively “Real Estate Taxes”),  utilities, costs, charges and expenses generated by the operations of the Acquired Assets and other similar charges, as well as revenues generated by the Acquired Assets, shall be prorated between the Sellers and the Purchaser as of the Closing Date, such that credits, charges, costs, expenses and revenues up to noon local time on the Closing Date and all days preceding the Closing Date shall be allocated to Sellers, as applicable, and credits, charges, costs, expenses and revenues after noon local time on the Closing Date shall be allocated to Purchaser. The Purchase Price shall be adjusted at the Closing to reflect the prorations, in accordance with the Settlement Statement.

(b)                                 The parties agree that, in accordance with Louisiana law, all revenue from the Listed Devices shall be collected during the last normally scheduled “drop” or collection prior to or on the Closing Date and that the proration of all revenue generated from each Listed Device shall be calculated from the time of the foregoing “drop” and adjusted for the balance of the Closing Date until noon local time by using the print out of all coin-in and prizes paid as generated by each Listed Device from the time of the drop to noon local time on the Closing Date.

(c)                                  If the actual amount of Real Estate Taxes is not known on the Closing Date, Real Estate Taxes shall be prorated on the basis of the rate shown for the Premises on the last available tax duplicate; provided, that there shall be deducted therefrom all applicable credits. Sellers represent and warrant that there are no special assessments with regard to the Premises. Upon receipt of the final tax duplicate for the period encompassing the Closing Date, the parties shall adjust, outside of the escrow, the proration of Real Estate Taxes based upon the actual tax duplicate.

(d)                                 If any errors or omissions are made regarding adjustments and prorations as aforesaid, the parties shall make the appropriate corrections promptly upon the discovery thereof. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.

(e)                                  Sellers shall not assign any policies of liability or property damage insurance covering the Premises. No insurance premiums shall be prorated. Purchaser shall pay for recording fees. Purchaser shall pay any Louisiana transfer taxes and conveyance fees associated with the conveyance of the Real Property. Escrow fees shall be paid by the Purchaser. Each party shall pay its own attorneys’ fees and all expenses incurred by it other than expenses specifically addressed elsewhere in this Agreement. All revenues and expenses arising from the operation of the Acquired Assets and the Business (collectively, the “Operating Charges”) accruing, earned or incurred on or prior to the Closing Date shall be the sole responsibility of the Sellers (regardless of when an invoice is issued or payment for such charges and expenses is due), including but not limited, to any salaries, utilities, Taxes or other costs. All Operating Charges arising from the operation of the Acquired Assets and the Business and incurred after the Closing Date shall be the sole responsibility of the Purchaser. The parties shall make a reasonable proration of the Operating Charges at Closing based upon the most recent invoice for each Operating Charges and shall adjust such proration upon receipt of the final invoice encompassing the Closing Date for each such Operating Charges.

(f)                                    Closing. This transaction shall be closed through an escrow that is to be held by the Title Company, in accordance with the general provisions of the usual form of escrow agreement then in use by such Title Company for transactions similar to this with such special provisions inserted as may be required to conform with this Agreement. Each party shall execute and deliver on a timely basis all escrow instructions, deeds, funds, the Settlement Statement and other documents reasonably necessary to accomplish Closing. In addition to, and not in limitation of, the foregoing:

(i)                                     On or before the Closing Date, Sellers shall execute, deliver or cause to be delivered to the Title Company all of the items listed below:

(a)                                  The Deed;

(b)                                 Any other instruments then required pursuant to any other sections of this Agreement;

(c)                                  Mechanics Lien Affidavit required by the Title Company; and

(d)                                 Each Seller’s affidavit of non-foreign status, as contemplated by Section 1445 of the Code attached hereto as Exhibit D.

(ii)                                  On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Title Company the Purchase Price, subject to the prorations and credits as herein provided, and execute and deliver to the Sellers an assumption agreement in form and substance reasonably satisfactory to Sellers and their counsel under which the Purchaser, or its designee, assumes and agrees to perform all obligations under the Assumed Contracts that accrue after the Closing Date.

(iii)                               The transactions provided for in this Agreement shall be completed by the Title Company on the Closing Date by doing each of the following:

(a)                                  by filing the Deed for record in the Deed Records of Lafourche Parish, Louisiana;

(b)                                 by causing the issuance of the Title Policy, subject only to the Permitted Encumbrances, and forwarding the Title Policy to Purchaser with a copy to Sellers;

(c)                                  by prorating taxes, assessments and other amounts, in accordance with this Agreement and the Settlement Statement with respect to the Premises, and paying and charging Purchaser or Sellers for those costs and expenses to be paid by Sellers or Purchaser pursuant hereto;

(d)                                 by delivering to Purchaser: (i) the Seller’s/Owner’s Affidavit and Indemnity, fully executed by the applicable Sellers, and attached hereto as Exhibit I; and (ii) the FIRPTA Affidavit attached hereto as Exhibit D;  and

(e)                                  by preparing and forwarding to Purchaser and Sellers four (4) signed copies of the Settlement Statement setting forth all receipts and disbursements provided for herein.

In addition to the obligations required to be performed hereunder by Sellers at the Closing, Sellers agree to perform such other acts, and/or to execute and deliver to Purchaser such further instruments, documents and other materials, as are reasonably requested by Purchaser at or subsequent to Closing in order to effect the consummation of the transaction contemplated herein and to vest title to the Premises and the Acquired Assets in Purchaser, including, without limitation, the assignment of all rights of Sellers in and to any easements for the benefit of the Premises; provided, however, that the foregoing instruments and other materials, if any, shall not enlarge the scope of Sellers’ obligations hereunder.

(g)                                 In the event the Title Company is unable to simultaneously perform all instructions set forth in Section 10(f)(iii)(a) through (e) on the Closing Date, the Title Company shall so notify Sellers and Purchaser, and shall retain, unless otherwise instructed by the party depositing the same, all documents and funds deposited with the Title Company until receipt by the Title Company of written instructions executed by Sellers and Purchaser or by a Court of competent jurisdiction.

(h)                                 If the Purchaser (i) disapproves any condition referred to in this Agreement within the applicable time period and in the manner set forth in the Agreement, or (ii) is otherwise allowed to terminate this Agreement and cancel the Escrow, without thereby committing an act of default under this Agreement or the Escrow and does so, all obligations of the parties under this Agreement shall, except as otherwise set forth, terminate and none of the parties hereto shall have any further obligation to the other under this Agreement. In such event, Escrow Agent shall return all funds (after deducting its charges, if its charges are to be borne by the party depositing such funds) and documents then in Escrow to the party depositing same and each party shall promptly return all documents in the possession of such party to the other party.

(i)                                     Possession.                                At noon local time on the Closing Date, subject in all events to the payment by the Purchaser of the Purchase Price, Sellers shall cease operation of the Acquired Assets and shall deliver possession thereof to the Purchaser, and all risk of loss with respect thereto shall pass to the Purchaser or its designee.

(j)                                     Inventory Count. The Sellers and Purchaser agree that at 7:00 a.m. local time on the Closing Date, a representative from each of them (the “Representatives”) shall meet at the Truck Stop and shall jointly perform the following functions:

(i)                                     count any food stuffs and convenience items held by the Sellers for sale to the general public;

(ii)                                  shall jointly verify the amount of motor and diesel fuels remaining in any underground storage tanks;

(iii)                               shall jointly verify the amount of all currency contained in the Listed Devices as of 7:00 a.m. local time on the Closing Date;

(iv)                              shall jointly verify the amount of all currency kept in the safe located in the casino; and

(v)                                 shall further cooperate to turn over, at noon local time, subject in all events to the payment of the Purchase Price by the Purchaser, all keys, passwords, accounts, and copies of all records, documents, instruments and any other items necessary for the immediate and complete operation of the Acquired Assets.

(k)                                  Inventory Adjustment.

(i)                                     Purchaser agrees to pay to the Sellers, on the Closing Date: (i) a good faith, reasonable estimate (the “Estimate”) of the actual cost of those items remaining on the Premises and described in Section 10(j)(i) and (ii) above; provided, however, each such item must be in good, usable, saleable condition; (ii) the dollar value of the of currency remaining in the safe located in the casino; and (iii) the dollar value of the currency contained in the Listed Devices as verified under Section 10(j)(iii) above, less any and all unclaimed payouts, Taxes or fees, which currency shall remain in the safe and the Listed Devices following the Closing and shall become the property of the Purchaser.

(ii)                                  Within sixty (60) Business Days of the Closing Date, the parties shall adjust the Estimate made in Section 10(k)(i) above, if necessary, to equal the actual verifiable cost incurred by any Seller of those items remaining on the Premises as of 7:00 a.m. local time on the Closing Date and described in Section 10(j)(i) and (ii) above. Seller must be able to provide Purchaser with verification, in a form reasonably acceptable to Purchaser, of a Seller’s actual, incurred cost for the items in Section 10(j)(i) and (ii) which remained on the Premises on the Closing Date. Any Seller shall only be entitled to be reimbursed for their actual cost of such items without premium or interest. Any items, determined by the Purchaser as not being in good, usable, saleable condition or for which the actual verifiable cost cannot be demonstrated to the Purchaser’s satisfaction, shall be removed by Sellers, within five (5) Business Days of such determination, at their sole cost and expense.

(l)                                     Escrow Hold Back. From and after the Closing Date, Escrow Agent shall withhold the Escrow Hold Back from the Sellers’ proceeds hereunder and shall hold such funds in escrow. In the event: (i) the Purchaser shall receive any invoice, bill or letter demanding payment for any Operating Charges that accrued or relate to any period of time on or prior to the Closing Date; or (ii) any account receivable transferred hereunder is not collected in full by the thirtieth day (30) prior to the Hold Back Expiration Date (as hereinafter defined), Purchaser shall send evidence of such Operating Charges to the Escrow Agent and to the Sellers (“Hold Back Notice”).

(i)                                     Sellers shall have ten (10) Business Days following their receipt of the Hold Back Notice to serve, in writing to both the Escrow Agent and the Purchaser, any objections they may have to the same. If no objection is timely served by the Sellers, Escrow Agent is herewith authorized, without further action by any party, to promptly pay such Operating Charges out of the Escrow Hold Back.

(a)                                  If Sellers shall timely object to any payment out of the Escrow Hold Back and the basis for an objection is that the Operating Charges that are the subject of the Hold Back Notice arose after the Closing Date, then the Escrow Agent shall hold such amount as is identified in the Hold Back Notice until such time as it receives written instructions from all parties to disburse the same; or

(b)                                 If Sellers shall timely object to any payment out of the Escrow Hold Back and the basis for an objection is anything other than an objection based upon Section 10(i)(i)(a) above, the Escrow Agent shall hold the funds identified in the Hold Back Notice for an additional thirty (30) calendar days, after which it shall disburse such funds as directed by the Purchaser.

(ii)                                  Promptly after that date which is one hundred twenty (120) days after the Closing Date (“Hold Back Expiration Date”), Escrow Agent shall release any funds then remaining in the Escrow Hold Back to the Sellers, unless such funds have been the subject of a Hold Back Notice and subsequent objection in which event such funds shall remain in escrow until the Escrow Agent has received written instructions from both the Purchaser and the Sellers.

Section 11.                                      Miscellaneous.

11.1                           Expenses. Unless specifically allocated by this Agreement, each of the parties shall be obligated to pay its own expenses (including all fees and expenses of legal counsel, environmental consultants and accountants).

11.2                           Sellers’ Resignation. Sellers shall and shall cause their owners, shareholders, members, managers, officers, employees and agents to, resign, effective as of the Closing Date, any positions they may hold within the Business, including, but not limited to, the positions of agent or employee.

11.3                           Update to Schedules and Exhibits. The Sellers, as appropriate, shall promptly notify the Purchaser, prior to the Closing Date, of any changes or modifications to the information contained on the schedules or exhibits attached to this Agreement or in any document, record or instrument supplied to the Purchaser or any of its agents as a part of the transactions contemplated herein and provide in written form an amended schedule, exhibit, document, record or instrument, as the case may be. Notwithstanding anything contained herein to the contrary, Sellers shall update the attached Schedules within thirty (30) days of the Agreement Date. Notwithstanding the foregoing, upon receipt of any change or modification to any schedule or exhibit or in any record, document or instrument described above which shall have or identify a Material Adverse Effect, Purchaser shall have the right, in its sole discretion, to terminate this Agreement and upon such termination the Escrow Agent shall promptly release the Deposit to the Purchaser.

11.4                           Remedies.

(a)                                  In the event of any actual or alleged default by any party hereto (the “Defaulting Party”), the non-defaulting party (the “Non-Defaulting Party”) shall provide written notice to the Defaulting Party (“Default Notice”) specifying the default; setting forth the Non-Defaulting Party’s claim that the matter constitutes a default; and identifying the steps or actions that the Non-Defaulting Party believes should be taken in order to cure the alleged default. The Defaulting Party shall have a period of seven (7) days, or such additional time as may be reasonably required, to cure the alleged default (the “Cure Period”). The Defaulting Party shall have no liability for any actual or alleged default that is cured within the Cure Period.

(b)                                 Each of the parties hereto shall have all rights and remedies set forth in this Agreement and any other documents or instruments relating to the consummation of the transactions contemplated under this Agreement, and all rights and remedies which such parties have been granted at any time under any other agreement or contract and all of the rights which such parties have under any law. No remedy hereunder or thereunder conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise. The Sellers and Purchaser having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

11.5                           Amendments and Waivers. No oral modification hereof shall be binding upon the parties; all modifications and amendments shall be in writing and signed by the parties. Failure by any party to insist upon or enforce any of its respective rights, benefits or remedies shall not constitute a waiver thereof. Any party hereto may waive the benefit of any provision or condition for such party’s benefit contained in this Agreement; provided, however, such a waiver must be specifically expressed in writing.

11.6                           Survival of Agreement. All covenants, representations and warranties contained in this Agreement or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

11.7                           Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective heirs, personal representatives, executors, administrators, successors and assigns of the parties hereto whether or not so expressed; provided that none of the Sellers shall be permitted to assign their rights or obligations under this Agreement. Except as otherwise expressly provided herein, nothing expressed in or implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any such other document.

11.8                           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.9                           Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

11.10                     Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

11.11                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to principles of conflict of laws.

11.12                     Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) three (3) Business Days after posting in the United States mail having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) when sent via facsimile if a copy is delivered personally, couriered or mailed to the recipient as set forth above. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to any of the Sellers, to:

Larose Truck Plaza and Casino, L.L.C.

c/o Joe F. Penn, Jr.

4411 Cherokee Rose Drive

Zachary, Louisiana 70791

Facsimile:

with a required copy to:

David M. Culpepper, Esq.

David M. Culpepper, L.L.C.

400 Poydras Street, Suite 1710

New Orleans, Louisiana 70130

Facsimile: 504-680-6080

If to the Purchaser, to:

Gameco Holdings, Inc.

c/o Colonial Downs

1869 Mills Highway

Breaux Bridge, Louisiana 70517

Attn: Stan Guidroz

Facsimile: 337-507-2282

with a required copy to:

Hahn Loeser & Parks LLP

3300 BP Tower

200 Public Square

Cleveland, Ohio 44114

Attn: Stanley R. Gorom III, Esq.

Facsimile: 216-274-2460

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

11.13                     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

11.14                     Complete Agreement. This Agreement, those documents expressly referred to herein, and the other documents of even date herewith, or dated as of the Closing Date, delivered or executed in connection with the transactions contemplated hereby embody the complete agreement and understanding among the parties and supersede any prior agreements or representations by or among the parties, written or oral, including the Letter of Intent dated October 3, 2005, and executed by the parties prior to the Agreement Date, which may have related to the subject matter hereof in any way.

11.15                     Indemnification.

(a)                                  In consideration of the Purchaser’s execution and delivery of this Agreement and purchase of the Acquired Assets hereunder, and in addition to all of each of Sellers’ other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity, each of the Sellers agree, jointly and severally, to defend, protect and indemnify the Purchaser and all of its officers, directors, shareholders, members, managers, partners, Affiliates, employees, agents, representatives, successors and assigns (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such party on demand as and when incurred, any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, damages and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Purchaser Liabilities”), incurred by the Purchaser Indemnitees or any one of them as a result of, arising out of, or relating to: (a) the breach by any Seller of any representation, warranty, covenant, obligation or term contained herein; (b) any claim, debt, cause of action, expense, obligation or liability arising or related to the period of time prior to the

Closing Date and related in any manner to the operation of the Business and/or the Acquired Assets by the Sellers; or (c) any breach or default by any Seller arising out of the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto, except to the extent any such Purchaser Liabilities are caused by the particular Purchaser Indemnitee’s own acts or omissions.

(b)                                 In consideration of each Sellers’ execution and delivery of this Agreement and sale of the Acquired Assets hereunder, and in addition to all of the Purchaser’s other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity,  the Purchaser agrees to defend, protect and indemnify each Seller and all of their officers, directors, shareholders, members, partners, Affiliates, employees, managers, agents, representatives, successors and assigns (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Seller Indemnitees”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such party on demand as and when incurred, any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, damages and expenses in connection therewith (irrespective of whether any such Seller Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Seller Liabilities”), incurred by the Seller Indemnitees or any of them as a result of, arising out of, or relating to: (a) the breach by the Purchaser of any representation, warranty, covenant, obligation or term contained herein; or (b) any claim, debt, cause of action, expense or liability arising after the Closing Date and related in any manner to the operation of the Business and/or the Acquired Assets by the Purchaser; or (c) any breach or default by the Purchaser arising out of the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto, except to the extent any such Seller Liabilities are caused by the particular Seller Indemnitee’s own acts or omissions.

11.16                     Prevailing Party Fees. In the event of a default of any condition or obligation of this Agreement on the part of any party hereto which results in any legal proceeding, the non-prevailing party shall pay to the prevailing party of the litigation all reasonable costs and expenses of the legal proceeding and any appeal therefrom, including reasonable attorney’s fees.

11.17                     Incorporation. Any and all Schedules, Exhibits or other documents referred to herein or attached hereto are incorporated herein as if fully rewritten in this Agreement.

11.18                     Tax Treatment Election.

(a)                                  The parties agree that this Agreement is for the purchase and sale of assets and that Purchase Price shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code. Purchaser and Sellers agree that as a condition to the Closing they shall, by mutual agreement, allocate the value of the Acquired Assets pursuant to the Code. Not less than ten (10) days prior to the Closing, the Purchaser and Sellers, as applicable, shall complete and sign three (3) copies of form 8594, and each agrees to act in accordance with the allocation contained therein in the course of any Tax audit, tax review, the filing and preparation of any Tax Returns or tax litigation. Neither Purchaser nor Sellers shall assert that the allocation as agreed upon was not separately bargained for at arm’s length and in good faith.

(b)                                 If the parties fail to reach a mutually agreeable determination with respect to the values to be utilized in the completion of Exhibit C within five (5) days prior to the Closing, the disputed item(s) shall be submitted to a certified public accountant employed by PricewaterhouseCoopers in New Orleans, Louisiana (the “Independent Accountant”) for resolution. The Independent Accountant’s determination shall be made using GAAP and shall be final and binding on both parties. The costs and expenses of the Independent Accountant will be split equally between the Purchaser and the Sellers. The Closing Date shall be extended day to day until the third (3rd) day following the Independent Accountant’s determination of the foregoing.

11.19                     Additional Instruments and Information. All parties agree and do hereby obligate themselves to promptly execute any additional documents and instruments and take any other actions necessary and proper for the complete and expeditious implementation and satisfaction of the provisions and intent of this Agreement. In addition, Sellers agree that during and subsequent to the sale transaction, Sellers shall have a continuing duty to supply such information and documentation and to perform such acts as may be required by any Governmental Body or under the Liquor and Gaming Laws of the State of Louisiana.

11.20                     Monthly Financial Statements. Sellers agree to provide, from and after the Agreement Date through the Closing Date, within fifteen (15) days following the close of each calendar month, financial statements, including a statement of income and expenses and a balance sheet prepared in manner consistent with the internal accounting and reporting practices used by the Sellers beginning on and after January 1, 2005, reflecting the operations and results of the Business for the prior month.

11.21                     Future Development.

(a)                                  In further consideration of the purchase of the Acquired Assets and the Business, each of the Sellers (“Selling Parties”) obligate themselves and their Affiliates not to directly or indirectly, within a fifteen (15) mile radius (“Exclusion Zone”) of the Truck Stop commencing on the Closing Date and continuing thereafter uninterrupted for a period of five (5) years: (i) own, manage, operate, control, be employed by, participate in or be connected with any aspect of a video poker truck stop facility or other business which derives any portion of its revenues from legal or illegal gaming, whether as a sole proprietor, owner, partner, stockholder, member, director, officer, employee, agent, consultant, joint venturer, contractor, investor or other participant; or (ii) be otherwise involved or connected in any manner with the ownership, management, operation, promotion, advertisement, solicitation of customers, marketing or sales efforts or control of any enterprise that carries on or engages in a business directly or indirectly in competition with the gaming, fueling (diesel and motor fuel), restaurant or convenience-store activities of the Business.

(b)                                 The foregoing restriction is an obligation not to do an act or take an action. The Selling Parties, each for themselves and their Affiliates, acknowledge that the foregoing obligation not to do an act is a material inducement for the Purchaser to enter into this Agreement and is a necessary, reasonable and appropriate restriction.

(c)                                  Given the unique and competitive nature of the video poker industry and the operation of truck stop facilities, the parties hereto acknowledge and agree that the restrictions contained in this Section 11.21 are reasonable and necessary to protect the Business from competition for which it otherwise has little or no ability to defend itself. The parties hereto further acknowledge and agree that the restrictions contained herein do not impose a burden upon one party which is not commensurate with the risk to any other party.

(d)                                 If a court of competent jurisdiction determines that the restrictions contained herein are too restrictive to be enforced, in whole or in part, this provision shall not be invalid, and all parties agree that the court shall modify the restrictions contained herein to the extent necessary to permit their enforcement.

(e)                                  In the event of a breach or threatened breach of the provisions of this section, the Purchaser shall be entitled to an injunction restraining each of the Selling Parties from competing against the Purchaser or from rendering any services to any person, firm, corporation, association, partnership or other entity that is competing against the Purchaser. Nothing contained in this section shall be construed as prohibiting the Purchaser from pursuing any other remedies available for a breach or threatened breach of the restrictions contained in this section, including the recovery of damages from the any of the Selling Parties.

(f)                                    Ten Percent (10%) of the Purchase Price is specifically allocated as payment to the foregoing entities and individuals as consideration for their obligations and covenants under this Section 11.21.

(g)                                 Notwithstanding the foregoing, Seller’s are currently and shall remain the owners and operators of that certain truck stop facility commonly referred to as Hollywood Truck Plaza & Casino (“Hollywood Truck Stop”) located in Bayou Vista, Louisiana. Seller’s continued ownership and operation of the Hollywood Truck Stop shall not be a violation of the foregoing “obligation not to do” and shall be the sole exception thereto.

11.22                     Time of the Essence. TIME IS OF THE ESSENCE WITH RESPECT TO EACH PROVISION OF THIS AGREEMENT. The parties acknowledge and agree that the preceding sentence is a central, indispensable element of this Agreement.

11.23                     Force Majure. Any time period or obligation to timely perform imposed upon any party hereunder shall be extended as necessary when performance of such obligation(s) is rendered impossible or unreasonably difficult as a result of any acts of God, war, labor strikes or unrest, weather, acts of terrorism, general disruptions to the economy or day-to-day operations of the government of the Parish of Lafourche, the State of Louisiana or the United States of America which make conducting business unreasonably difficult or impossible.

11.24                     SUBMISSION TO JURISDICTION AND VENUE, CONSENT TO SERVICE OF PROCESS, ETC. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PURCHASER AND EACH OF THE SELLING PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)                              AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT, THE TRANSFER CONTEMPLATED HEREIN OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (COLLECTIVELY, “RELATED LITIGATION”) TO WHICH EITHER IS OR MAY BE A PARTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN BATON ROUGE, LOUISIANA,

AND SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND AGREES NOT TO BRING ANY RELATED LITIGATION IN ANY OTHER FORUM;

(B)                                ACKNOWLEDGES THAT SUCH COURTS WILL BE THE MOST CONVENIENT FORUM FOR ANY RELATED LITIGATION, WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT; AND

(C)                                CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS FOR NOTICES DESCRIBED IN THIS AGREEMENT, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

11.25                     JURY WAIVER  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PURCHASER AND EACH OF THE SELLING PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THEIR RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, CAUSES OF ACTION OR SUITS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.

11.26                     Use of storage building located on the Premises. For not more than six (6) calendar months following the Closing Date, Purchaser shall permit the Seller, without charge, to store any of the sellers’ video draw poker devices in the separate storage building located on the Premises; provided, however, in no event shall the Purchaser have any obligation to maintain the security of such building or the contents thereof during such six (6) month period and all risk of damage, theft or loss to any of the Sellers’ property stored on the Premises shall remain solely with the Sellers.

[The remainder of this page is left intentionally blank.]

THUS DONE AND PASSED on the 9th day of November, 2005, at the City of Lockport, State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		SELLERS:
LAROSE TRUCK PLAZA & CASINO, L.L.C., a Louisiana limited liability company

/s/ Stan Guidor	By:	/s/ Joe F. Penn, Jr.
Printed Name: Stan Guidor		Joe F. Penn, Jr., Authorized Officer
/s/ Charlene Hancock
Printed Name: Charlene Hancock

/s/ Sheila P. St. Pierre
NOTARY PUBLIC

THUS DONE AND PASSED on the 9th day of November, 2005, at the City of Lockport, State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		SELLERS:
MIDWAY RECREATION, L.L.C., a Louisiana limited liability company

/s/ Stan Guidor	By:	/s/ Joe F. Penn, Jr.
Printed Name: Stan Guidor		Joe F. Penn, Jr., Authorized Officer
/s/ Charlene Hancock
Printed Name: Charlene Hancock

/s/ Sheila P. St. Pierre
NOTARY PUBLIC

THUS DONE AND PASSED on the 9th day of November, 2005, at the City of Lockport, State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		SELLERS:

/s/ Stan Guidor		/s/ Joe F. Penn, Jr.,
Printed Name:	/s/ Stan Guidor	Joe F. Penn, Jr., Individually and as the spouse of
Melissa Penn
/s/ Charlene Hancock
Printed Name: Charlene Hancock

/s/ Sheila P. St. Pierre
NOTARY PUBLIC

THUS DONE AND PASSED on the 9th day of November, 2005, at the City of Lockport, State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		SELLERS:

/s/ Stan Guidor		/s/ Melissa Penn
Printed Name:	/s/ Stan Guidor	Melissa Penn, Individually and as the spouse of Joe F.
Penn
/s/ Charlene Hancock
Printed Name: Charlene Hancock

/s/ Sheila P. St. Pierre
NOTARY PUBLIC

THUS DONE AND PASSED on the ___ day of November, 2005, at the City of West Palm Beach, State of Florida, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		PURCHASER:
Gameco Holdings, Inc., a Delaware corporation

/s/ Thomas Che		By:	/s/ Jeffrey P. Jacobs
Printed Name:	Thomas Che	Jeffrey P. Jacobs, CEO
/s/ Jay Christianson
Printed Name: Jay Christianson

/s/ Chrissy A. DeNitto
NOTARY PUBLIC

LIST OF SCHEDULES AND EXHIBITS

1.	Schedule 1.1(b)	- Machinery/Equipment/Fixtures
2.	Schedule 1.1(c)	- Inventories
3.	Schedule 1.1(Listed Devices)	- Listed Devices
4.	Schedule 1.1(Permitted Encumbrances)	- Permitted Encumbrances
5.	Schedule 6.4(a)	- Closing Report
6.	Schedule 6.4(b)	- Exceptions
7.	Schedule 6.6	- Undisclosed Liabilities
8.	Schedule 6.9(a)	- Contracts
9.	Schedule 6.9(b)	- Assumed Contracts
10.	Schedule 6.10	- Intellectual Property Rights
11.	Schedule 6.11	- Litigation
12.	Schedule 6.13	- Required Consents
13.	Schedule 6.15	- Transactions with Affiliates
14.	Schedule 6.16(a)	- Employee and Officer - Employment Contracts
15.	Schedule 6.17	- Labor Matters
16.	Schedule 6.19	- Environmental and Safety Matters
17.	Schedule 6.19(b)	- List of Permits
18.	Schedule 6.19(g)	- UST’s and AST’s
19.	Schedule 6.25	- Interest in Competitors, Suppliers and Customers
20.	EXHIBIT A	- Legal Description - Premises
21.	EXHIBIT B	- Omitted
22.	EXHIBIT C	- Form 8594
23.	EXHIBIT D	- Certification of Non-foreign Status
24.	EXHIBIT E	- Independent Contractor Agreement
25.	EXHIBIT F	- Right of First Refusal Agreement
26.	EXHIBIT G	- Legal Opinion
27.	EXHIBIT H	- Deed
28.	EXHIBIT I	- Seller’s/Owner’s Affidavit and Indemnity

SCHEDULE 1.1(b)

[Machinery/Equipment/Fixtures]

List being prepared, to be attached within twenty (20) days of the Agreement Date.

SCHEDULE 1.1(c)

[Inventories]

List being prepared, to be attached within twenty (20) days of the Agreement Date.

SCHEDULE 1.1 - Listed Devices

[Listed Devices]

List being prepared, to be attached within twenty (20) days of the Agreement Date.

SCHEDULE 1.1 - Permitted Encumbrances

[Permitted Encumbrances]

To be determined and approved of by Purchaser prior to the Closing.

SCHEDULE 6.4

[Closing Report]

To be attached within twenty (20) days following the Agreement Date.

SCHEDULE 6.6

[Undisclosed Liabilities]

None.

SCHEDULE 6.9(a)

[Contracts]

None.

SCHEDULE 6.9(b)

[Assumed Contracts]

None.

SCHEDULE 6.10

[Intellectual Property Rights]

1. “Larose Truck Plaza & Casino” name and trademark and any variation of same.

SCHEDULE 6.11

[Litigation]

None.

SCHEDULE 6.13

[Required Consents]

1.                                       The issuance of appropriate permits from the LaFourche Parish Health Department.

2.                                       The issuance of a state and parish liquor license/permit to sell alcoholic beverages on the Premises by the Purchaser.

3.                                       The receipt of funds from the Purchaser’s financing source.

SCHEDULE 6.15

[Transactions with Affiliates]

None.

SCHEDULE 6.16(a)

[Employee and Officer - Employment Contracts]

None.

SCHEDULE 6.17

[Labor Matters]

None.

SCHEDULE 6.19

[Environmental and Safety Matters]

None.

SCHEDULE 6.19(b)

[List of Permits]

1.	Gaming Establishment License

2.	Parish Retail License

3.	Parish Device License

4.	Sales Tax Certificate

5.	Department of Health

6.	UST Registration

7.	Outside Beer License

8.	Beer & Liquor License

9.	Tobacco License

List being prepared, to be attached within twenty (20) days of the Agreement Date.

SCHEDULE 6.19(g)

[UST’s and AST’s]

1.               See the following registration documents for all Underground Storage Tanks. List being prepared, to be attached within twenty (20) days of the Agreement Date.

2.               There are no Above-Ground Storage Tanks on the Premises.

SCHEDULE 6.25

[Interest in Competitors, Suppliers and Customers]

None.

EXHIBIT A

[Legal Description of the Premises]

EXHIBIT B

[Management Agreements]

No Management Agreements.

EXHIBIT C

[IRS Form 8594]

EXHIBIT D

TRANSFEROR’S CERTIFICATION OF NONFOREIGN STATUS

To inform Gameco Holdings, Inc., a Delaware corporation (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1954, as amended (“Code”), will not be required upon the transfer of certain real property to the Transferee by Larose Truck Plaza & Casino, L.L.C., each a Louisiana limited liability company (“Transferor”), the undersigned hereby certifies the following:

1.                                       The Transferor is not a foreign person, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated hereunder),

2.                                       The Transferor’s U.S. employer identification number is                         and

3.                                       The Transferor’s office address is:

1825 Highway 308

Lockport, Louisiana  70374

The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

The Transferor understands that the Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

Under penalty of perjury, I declare that I have examined this Certificate and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Date of this            day of                                              , 2005.

TRANSFEROR:

By:
Joe F. Penn, Jr., Authorized Officer

EXHIBIT E

STATE OF LOUISIANA

PARISH OF ST. MARY’S

INDEPENDENT CONTRACTOR AGREEMENT

BE IT KNOWN, that before the undersigned Notaries Public, in the State of Louisiana, and in the presence of the undersigned competent witnesses, personally came and appeared:

JOE F. PENN, JR., a Louisiana resident (“Contractor”), whose mailing address is declared to be 4411 Cherokee Rose Drive, Zachary, Louisiana 70791;

and

GAMECO HOLDINGS, INC., a Delaware corporation (“Gameco”), domiciled and having a place of business in the Parish of St. Martin, State of Louisiana and whose mailing address is declared to be 1869 Mills Hwy, Breaux Bridge, Louisiana 70517, herein represented by its duly authorized agent Jeffrey P. Jacobs,

both of whom did execute this Independent Contractor Agreement (“Agreement”), to be effective as of this     day of                               , 2005 (the “Agreement Date”).

RECITALS

A.                                   Gameco, on the Agreement Date, has or anticipates purchasing the assets of a business known as the Larose Truck Plaza & Casino, L.L.C., and 1825 Hwy 308, Lockport, Louisiana 70375 (the “Business”);

B.                                     Contractor has special skills, training, experience, knowledge and ability to perform advisory and consulting services with respect to the Business and Gameco desires Contractor to provide such services; and

C.                                     Contractor seeks to be retained by Gameco and Gameco seeks to retain Contractor under the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Incorporation. The foregoing recitals are incorporated herein as if fully rewritten herein.

2.                                       Independent Contractor. At all times during the Term (as hereinafter defined) of this Agreement, Contractor shall perform the duties and responsibilities identified in this Agreement as an independent contractor and not as an agent, employee, member, joint venturer or partner of Gameco. Gameco shall not withhold any federal, state or local taxes, social security, unemployment compensation or other payments from the Payments (as hereinafter defined) paid to Contractor. Contractor shall pay all federal, state and local income taxes, social security contributions and all other taxes and charges levied or assessed with respect to the Payments received by Contractor pursuant to this Agreement. Gameco and Contractor agree that Gameco shall not provide Contractor with a paid vacation period, or with medical, life or any other benefits, except as expressly provided in this Agreement. Contractor agrees to abide by all applicable federal, state and local laws, ordinances, rules and regulations in performing the duties and responsibilities required of him hereunder. Contractor shall be obligated to pay any and all costs and expenses that Contractor deems necessary or appropriate to fulfill his obligations hereunder.

3.                                       Term and Termination. This Agreement shall be deemed to have commenced on the Agreement Date and shall continue thereafter until December 31, 2007, unless terminated prior to such date as hereinafter provided (the “Term”). Notwithstanding the foregoing, this Agreement may terminate immediately, at Gameco’s reasonable discretion, upon the occurrence of any of the following events (each a “Termination”):  (i) Contractor being convicted of a felony or act of moral turpitude; (ii) Contractor breaches or defaults under any of the terms and conditions of Section 6 of this Agreement; or (iii) Gameco is directed to disassociate itself from any relationship or contact with Contractor by any state gaming authority. A Termination under Sections 3(i), (ii) or (iii) shall constitute a Termination for “Cause”. Gameco and Contractor acknowledge and agree that no provision contained in this Agreement offers, guarantees or otherwise obligates Gameco to retain Contractor following the end of the Term or the Termination of this Agreement. Following the Termination of this Agreement for Cause, Gameco shall pay Contractor the Payments accruing prior to the effective date of the Termination as outlined below. Contractor acknowledges and agrees that no other compensation, of any nature or type, shall be payable hereunder following the Termination of this Agreement for Cause.

4.                                       Duties and Responsibilities of Contractor. Commencing on and after the Agreement Date and continuing for the remainder of the Term, Contractor shall be available to the officers, agents and employees of Gameco on an “as-needed and when-needed” basis with reasonable advance notice and shall be physically at the Business with reasonable advance notice and at reasonable times. Contractor agrees to conduct himself, at all times while rendering services hereunder, in a professional manner and shall use his best efforts to make recommendations hereunder for the purpose of benefiting the financial success of the Business.

Except as identified in Section 6(i) below, Contractor agrees not to accept any engagement during the Term that would place him in a position of conflict of interest with respect to the financial success of the Business. Nothing contained in this Agreement is intended to, nor shall it be construed as granting Contractor any exclusive rights to provide the services and duties described herein.

5.                                       Compensation. So long this Agreement has not been terminated for cause, Gameco will make the following payments to Contractor as and for full and complete consideration and payment for any and all services rendered or obligations under this Agreement whether rendered on or after the Agreement Date (collectively, the “Payments”): Seventy-Five Thousand and 00/100 Dollars ($75,000.00) to be paid on the second day of the calendar months of January and July in each of 2006 and 2007. The death, illness or physical or mental incapacity of Contractor shall in no way relieve, excuse or diminish the obligations of Gameco to make the Payments to Contractor as set forth herein, and Contractor’s rights to receive the Payments shall inure to his heirs, administrators, executors, successors or assigns. The Payments shall be the subject of a separate guarantee by Gameco. Should Gameco sell or otherwise transfer all or substantially all of its ownership interests in the Business to Jacobs Entertainment, Inc. (“JEI”), such guarantee of the Payments hereunder shall also transfer concurrently therewith to JEI.

6.                                       Business’s Proprietary Interest in Trade Secrets AND Non-Compete.

a.               Contractor acknowledges that he may have access to and become familiar with the Business’s records, documents, files, policies, business plans, strategies, customers, suppliers, products, marketing processes and plans, financial information, employees, officers, agents, unique data and the like regarding the Business and its operations (collectively referred to herein as “Trade Secrets”). Contractor acknowledges that the Trade Secrets are special, valuable and unique assets of Gameco and that Gameco would suffer great loss and damage if, during or after the Term, Contractor were to disclose, reveal, divulge or make available, either directly or indirectly, to any person, firm, partnership, corporation, association or any other third-party, the Trade Secrets. Accordingly, Contractor agrees that the Trade Secrets, in their entirety or any portion thereof, shall not be disclosed, revealed, divulged, or made available to any person, firm, partnership, corporation, association or any other third-party, either directly or indirectly, during or after the Term, unless Contractor is authorized to do so in writing by Gameco, which authorization, if given, may be revoked by Gameco at any time in its sole discretion. Contractor agrees that, upon termination of this Agreement for any reason, Contractor shall immediately return to Gameco all Trade Secrets previously held by, retained or under the control of Contractor (including, but not limited to, any analyses, compilations, studies or documents prepared during the review of Trade Secrets by Contractor or his agents), and Contractor agrees not to make and/or retain any copies of any Trade Secrets.

b.              In consideration of the fees, payments, promises and benefits accruing hereunder, Contractor agrees for a period of five (5) years following the Agreement Date (the “Non-Compete Period”) not to, directly or indirectly, own (in any form in whole or in part), operate, manage, control, be employed by, participate in, provide advice, financial aid or other assistance, in any form, to any aspect of a business, or conduct, carry on or engage in any activity, any of which is directly or indirectly competitive with any aspect of the Business within a fifteen (15) mile radius of the Business. In addition to the foregoing, Contractor agrees, during the Non-Compete Period, not to induce any of Gameco’s employees to leave their employment, nor to employ either directly or indirectly any of Gameco’s employees. Further, Contractor agrees he shall not solicit any customers, suppliers, sponsors, advertisers or licensees/ors of Gameco for the purpose of inducing, directly or indirectly, the termination such entity or individual’s relationship with Gameco.

c.               The parties hereto further stipulate that, as between them, all of the items referred to in Section 6 are important, material and confidential and gravely affect the effective and successful conduct of the Business, its goodwill and reputation. Any breach of the terms and provisions of Section 6 hereof shall constitute a material and irreparable breach of this Agreement and will subject the Business to immeasurable loss of revenue, business opportunities and goodwill. The parties further acknowledge that the provisions of Section 6 are each supported by new and valuable consideration.

d.              In the event that any provision of Section 6 shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that the Contractor shall be subject to non-disclosure, non-competition and non-interference covenants to the fullest extent permissible under the circumstances and enforceable by Gameco.

e.               The parties acknowledge that Gameco will suffer material and irreparable damage if the Contractor violates any of the covenants contained in Section 6. It is hereby agreed that in the event of such breach or an apparent danger of such breach by the Contractor, Gameco shall be entitled, in addition to such other remedies available to it, to an immediate injunction to restrain the violation of any or all such provisions by the Contractor. In the event that Gameco shall institute any action or proceeding to enforce the provisions of Section 6, the Contractor hereby agrees, in advance, to waive the claim or defense that there is an adequate remedy at law; the Contractor shall not urge, or be heard to urge, in any such action or proceeding, the claim or defense that such remedy at law exists.

f.                 The covenants and promises made by the Contractor in favor of Gameco under Section 6 are being executed and delivered by the Contractor in consideration of Gameco’s obligations hereunder, including, without limitation, the Payments.

g.              Contractor has carefully considered the obligations and restrictions contained in this Agreement and has had adequate time and opportunity to consult with his own legal counsel and other advisors regarding the nature and extent of the restrictions upon him, and the rights, remedies and obligations contained in the Agreement. Contractor hereby acknowledges and agrees that such obligations and restrictions: (i) are reasonable in time, territory and scope; (ii) are designed to eliminate competition which otherwise would be unfair to Gameco; (iii) do not stifle the inherent skill and experience of the Contractor; (iv) would not operate as a bar to the Contractor’s sole means of support; (v) are fully required to protect the legitimate interests of Gameco; and (vi) do not confer a benefit upon Gameco disproportionate to the detriment to the Contractor.

h.              In the event that Contractor breaches any provision of this Agreement, such violation (i) shall toll the running of the five (5) year period set forth in Section 6 from the date of commencement of such violation until such violation ceases, and (ii) shall relieve Gameco of any obligations to the Contractor under this Agreement.

i.                  Notwithstanding the foregoing, Contractor is currently and shall remain an owner and operator of that certain truck stop facility commonly referred to as Hollywood Truck Plaza & Casino (“Hollywood Truck Stop”) located in Bayou Vista, Louisiana. Contractor’s continued ownership and operation of the Hollywood Truck Stop shall not be a violation of the terms of this Section 6 and shall be the sole exception thereto.

7.                                       Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by recognized overnight courier, by facsimile with electronic confirmation of receipt or three (3) days after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the last known address of the respective parties, provided that all notices to Gameco shall be directed to the attention of Stan Guidroz, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.                                       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana without giving effect to the conflicts of law principles thereof. The parties agree that they shall be estopped from raising any defenses or claims regarding venue, including any conflicts of laws provisions to which any party would be otherwise entitled.

9.                                       Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.                                 Entire Agreement. This Agreement and the Asset Purchase Agreement, also between the parties hereto among others, and dated as of even date herewith, constitutes the entire agreement between Contractor and Gameco with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party that are not set forth expressly in this Agreement or in the foregoing Asset Purchase Agreement . No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by Gameco. No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by the other parties shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                                 Indemnification. Contractor shall indemnify, defend and hold harmless Gameco and its officers, members, managers, employees, agents, contractors, successors and assigns from and against any and all damages, liabilities, costs, expenses, claims, and/or judgments, including, without limitation, legal costs and reasonable attorneys’ fees and disbursements (collectively, “Claims”) which any of them may suffer from (i) any negligence or misconduct of Contractor arising from or connected with Contractor’s carrying out of his duties under this Agreement, or (ii) the breach by Contractor of any of his representations, duties, obligations, agreements or duties under this Agreement, including, but not limited to, Contractor’s obligations to withhold and remit any and all payroll taxes and other withholdings.

13.                                 Indemnification. Gameco shall indemnify, defend and hold harmless Contractor and his employees, agents, contractors, successors and assigns from and against any and all damages, liabilities, costs, expenses, claims, and/or judgments, including, without limitation, legal costs and reasonable attorneys’ fees and disbursements (collectively, “Claims”) which any of them may suffer from (i) any negligence or misconduct of Gameco arising from or connected with Gameco’s carrying out of its duties under this Agreement, or (ii) the breach by Gameco of any of its representations, duties, obligations, agreements or duties under this Agreement.

14.                                 Compliance with Law. Both parties hereto agree that if the manner of payment to the Contractor, or payment by Gameco to the Contractor or any other provision of this Agreement, becomes violative of any law, including, but not limited to, federal or state taxation laws, rules or regulations, the parties shall negotiate a revision in the terms of the Agreement such that the purpose for the Agreement and the benefits contemplated to be obtained by each shall be preserved to the greatest extent practicable.

15.                                 Miscellaneous.

(a)                               Negation of Agency. Nothing herein contained shall be deemed to create an agency, joint venture or partnership relation between the parties hereto and it is acknowledged that the parties hereto have only a relationship of independent contractor.

(b)                               Construction. The language of this Agreement and of each and every article, paragraph, section, term and/or provision of this Agreement, shall in all cases, for any and all purposes and in any and all circumstances, be construed as a whole according to its meaning and not strictly for or against Gameco or Contractor, without no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(c)                                Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16.                                 SUBMISSION TO JURISDICTION AND VENUE, CONSENT TO SERVICE OF PROCESS, ETC. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PURCHASER AND CONTRACTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)                              AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT, THE TRANSFER CONTEMPLATED HEREIN OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (COLLECTIVELY, “RELATED LITIGATION”) TO WHICH EITHER IS OR MAY BE A PARTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN BATON ROUGE, LOUISIANA, AND SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND AGREES NOT TO BRING ANY RELATED LITIGATION IN ANY OTHER FORUM;

(B)                                ACKNOWLEDGES THAT SUCH COURTS WILL BE THE MOST CONVENIENT FORUM FOR ANY RELATED LITIGATION, WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT; AND

(C)                                CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS FOR NOTICES DESCRIBED IN THIS AGREEMENT, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

17.                                 JURY WAIVER  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PURCHASER AND CONTRACTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THEIR RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, CAUSES OF ACTION OR SUITS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.

THUS DONE AND PASSED on the            day of November, 2005, at the City of Lockport, State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	CONTRACTOR:

By:
Printed Name:	Joe F. Penn, Jr., Individually

Printed Name:

NOTARY PUBLIC

THUS DONE AND PASSED on the      day of November, 2005, at the City of West Palm Beach, State of Florida, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	PURCHASER:
Gameco Holdings, Inc., a Delaware corporation

By:
Printed Name:	Jeffrey P. Jacobs, CEO

Printed Name:

NOTARY PUBLIC

EXHIBIT F

STATE OF LOUISIANA

PARISH OF ST. MARY’S

RIGHT OF FIRST REFUSAL AGREEMENT

BE IT KNOWN, that before the undersigned Notaries Public, in the States of Louisiana and                       , and in the presence of the undersigned competent witnesses:

Hollywood Truck Plaza & Casino, L.L.C, a Louisiana limited liability company (“Hollywood” and sometimes referred to as the “Company”), domiciled and having its principal place of business in the Parish of St. St. Mary’s and whose mailing address is declared to be P.O. Box 58, Berwick, Louisiana 70342, herein represented by its duly authorized agent: Joe F. Penn, Jr.;

JOE F. PENN, JR., a Louisiana resident (“JFPenn”), whose mailing address is declared to be 4411 Cherokee Rose Drive, Zachary, Louisiana 70791;

MELISSA PENN, a Louisiana resident (“MPenn”), whose mailing address is declared to be 4411 Cherokee Rose Drive, Zachary, Louisiana 70791;

WILLIAM J. HAMPTON, a Louisiana resident (“WJHampton”), whose mailing address is declared to be                                                         ;

CYNTHIA M. HAMPTON, a Louisiana resident (“CMHampton”), whose mailing address is declared to be                                                         ;

(Hollywood, JFPenn, MPenn, WJHampton and CMHampton shall collectively be referred to herein as “Sellers” and each individually as “Seller”);

and

GAMECO HOLDINGS, INC., a Delaware corporation (the “Purchaser”), domiciled and having a place of business in the Parish of St. Martin, State of Louisiana and whose mailing address is declared to be 1869 Mills Hwy, Breaux Bridge, Louisiana, herein represented by its duly authorized agent Jeffrey P. Jacobs,

all of whom did execute this Right of First Refusal Agreement (“Agreement”), to be effective as of this     day of                               , 2005 (the “Agreement Date”).

INTRODUCTION

A.                                   Sellers own the assets of a truck stop located at                                                               , Louisiana                 , and commonly referred to as the Hollywood Truck Plaza & Casino (the “Truck Stop”).

B.                                     The Truck Stop, inter alia, provides retail motor and diesel fuels, convenience store and restaurant operations for sale to or use by the general public as well as video draw poker devices for play by the general public.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, for Ten Dollars and no/100 Dollars ($10.00) in hand paid by the Purchaser to the Sellers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:

1.                                     Incorporation.   The foregoing recitals are incorporated by reference herein.

2.                                     Right of First Refusal. Should any one of or all the Sellers, on or before that date which is ten (10) years after the Agreement Date, receive a bona-fide, arm’s length, good faith offer to purchase any of the assets of the Truck Stop (excluding the sale of any asset determined by the Company to no longer be necessary to the operation of the Truck Stop or otherwise sold in the ordinary course of the operation of the Truck Stop (i.e. fuel and inventory) or any of the membership interests in the Company from an unrelated third-party (the “Offer”), Purchaser shall have the right, but not the obligation, to first purchase the Truck Stop or the Company under the same terms and conditions contained in the Offer.

(a)          Sellers shall provide Purchaser, within fifteen days (15) of their receipt of any Offer, a copy of the Offer (the “Offer Notice”).

(b)         Purchaser shall have thirty (30) Business Days (the “Offer Period”) following its receipt of the Offer Notice to elect, in a writing delivered to the Sellers, to exercise its right to purchase under this Right of First Refusal Agreement. If Purchaser shall fail to make the election described herein within the Offer Period, Sellers may sell the Truck Stop or the Company to the third-party offeror identified in the Offer Notice (“Offeror”), and Purchaser’s rights hereunder shall cease and be of no further force and effect. During the Offer Period, Sellers shall grant Purchaser access to all of the books, records and premises of the Truck Stop or the Company in order to evaluate the Offer and the current performance of the Truck Stop or the Company.

(c) Should the sale to the Offeror fail to be consummated, this Right of First Refusal shall continue to be effective and any other offers to purchase the Truck Stop or the Company shall be subject to this right of first refusal.

(d) Notwithstanding any terms of the Offer, should Purchaser elect to exercise its right to purchase the Truck Stop or the Company under this Right of First Refusal Agreement, Purchaser shall have ninety days (90) to close the purchase of the Truck Stop or the Company under such terms and conditions as are contained in the Offer.

3. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) three (3) Business Days after posting in the United States mail having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid; or (d) when sent via facsimile if a copy is delivered personally, couriered or mailed to the recipient as set forth above. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to any of the Sellers, to:

c/o Joe F. Penn, Jr.

4411 Cherokee Rose Drive

Zachary, Louisiana 70791

Facsimile:

with a required copy to:

David M. Culpepper, Esq.

David M. Culpepper, L.L.C.

400 Poydras Street, Suite 1710

New Orleans, Louisiana 70130

Facsimile: 504-680-6080

If to the Purchaser, to:

Gameco Holdings, Inc.

c/o Colonial Downs

1869 Mill Hwy

Breaux Bridge, Louisiana 70517

Attn: Stan Guidroz

Facsimile: 337-507-2282

with a required copy to:

Hahn Loeser & Parks LLP

3300 BP Tower

200 Public Square

Cleveland, Ohio 44114

Attn: Stanley R. Gorom III, Esq.

Facsimile: 216-274-2460

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

4.                                     Each of the Sellers, jointly and severally, represents and warrants to the Purchaser each of the following:

(a)                             The consideration paid above has separate economic significance to each Seller, has been received and is good and sufficient consideration for the promises, covenants and representations and warranties contained herein.

(b)                            Sellers jointly own one hundred percent (100%) of all rights, title and interests in and to the Company and the Company owns one hundred percent (100%) of all rights, title and interests in all the assets of the Truck Stop. There are no preemptive rights, options, warrants or rights of first refusal with respect to the transfer of the Truck Stop or the Company except the right of first refusal granted hereunder.

5.                                  Each party warrants and represents to the others that it, he or she has full right, power and authority to enter into this Agreement and to perform its, his or her obligations hereunder.

6.                                  This Agreement shall be construed in accordance with the laws of the State of Louisiana, without regard to principles of conflicts of laws.

7.                                  This Agreement may be executed in multiple original counterparts, all of which, when taken together, shall constitute one original.

THUS DONE AND PASSED on the        day of                         , 2005, at the City of                             , State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	Hollywood Truck Plaza & Casino, L.L.C., a
Louisiana limited liability company

Printed Name:	By:
Its:
Printed Name:

NOTARY PUBLIC

THUS DONE AND PASSED on the        day of                         , 2005, at the City of                             , State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	JFPenn:

Printed Name:	Joe F. Penn, Jr.

Printed Name:

NOTARY PUBLIC

THUS DONE AND PASSED on the        day of                         , 2005, at the City of                             , State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	MPenn:

Printed Name:	Melissa Penn.

Printed Name:

NOTARY PUBLIC

THUS DONE AND PASSED on the        day of                         , 2005, at the City of                             , State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	WJHampton:

Printed Name:	William J. Hampton

Printed Name:

NOTARY PUBLIC

THUS DONE AND PASSED on the        day of                         , 2005, at the City of                             , State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	CMHampton:

Printed Name:	Cynthia M. Hampton

Printed Name:

NOTARY PUBLIC

THUS DONE AND PASSED on the        day of                         , 2005, at the City of                             , State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	Gameco Holdings, Inc., a Delaware corporation

By:
Printed Name:	Jeffrey P. Jacobs, CEO

Printed Name:

NOTARY PUBLIC

EXHIBIT G

[Legal Opinion]

[Letterhead]

                                          , 2004

Gameco Holdings, Inc.

10515 Colonial Downs Parkway

New Kent, Virginia 23124

Re:                               Asset Purchase Agreement, dated as of                                   , 2005

Ladies and Gentlemen:

We have acted as counsel for Larose Truck Plaza & Casino, L.L.C. a Louisiana limited liability company (“Company”), and Joe F. Penn, Jr. (“Penn”) in connection with the transactions contemplated by the Asset Purchase Agreement, dated                                           , 2005 (the “Agreement”), by and among the Company, Penn, and Gameco Holdings, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used but not defined herein are used as defined in the Agreement.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement and certain of the other Transaction Documents as listed on Exhibit A (attached hereto and incorporated herein by reference) and referred to collectively as the “Transaction Documents,” (ii) such Company records and other agreements, documents and instruments necessary to give the opinions set forth below and (iii) such certificates or comparable documents of public officials and officers and representatives of the Company, as the case may be, and we have made such inquiries of such officers and representatives and considered such matters of law as we have deemed appropriate.

In all cases, we have assumed the genuineness of signatures on all documents except those of the Company and Penn, the legal competence of each person signing on behalf of each party, the authenticity and completeness of documents submitted to us as originals and the conformity to authentic original documents of documents submitted to us as copies. As to the opinions expressed in Section 4 below, only, we have entirely relied upon certificates of Officers of the Company and Penn, originals of which are attached hereto (the “Certificates”). We have no independent knowledge of any information, circumstances or set of facts that would cause us to question the veracity of the information contained in the Certificates.

Based upon the foregoing, we are of the opinion, as of the date hereof, that:

1.               The Company is duly organized, in full force and effect and in good standing under the laws of the State of Louisiana, with all requisite corporate power and authority to own its properties and to conduct business as described in the Agreement. The Company is duly qualified to carry on its business as currently being conducted in each jurisdiction where such qualification is required.

2.               The Agreement has been duly authorized, executed and delivered by the Company and Penn, and the Agreement constitutes the legal, valid and binding obligations of the Company and Penn, enforceable against the Company and Penn in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors generally.

3.               The execution and delivery by the Company and Penn of the Agreement and the performance of their obligations there under will not, as applicable, (a) result in the violation of any Louisiana corporate or federal or state securities statutes or regulations, or any order or decree known to us to have been issued by any court or governmental authority which is binding upon either the Company or Penn or any of their respective property, or (b) conflict with or result in a breach or violation of any of the terms or provisions of the Company’s Articles of Organization or Operating Agreements or violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any material agreement or instrument to which the Company or Penn is a party or by which any of the Company’s assets or properties are bound or result in creation of a lien upon any of the properties or assets of the Company, under any agreement of the Company or Penn.

4.               No actions, suits, claims or proceedings against the Company or Penn are pending nor are any actions, suits, proceedings or claims threatened, that if adversely determined would, either in any single case or in the aggregate, question the validity of or prevent the consummation of the transactions contemplated by the Agreement or have a Material Adverse Effect on the financial conditions, properties or operations of the Acquired Assets or the Company or Penn.

5.               Please note that no title examination of the Company’s assets has been requested of or performed by the undersigned.

6.               This opinion letter is given solely to the Purchaser and its designee and may be relied upon only by the Purchaser and its designees and may not be relied upon by any other party or entity, except for the Purchaser’s lender, for any purpose whatsoever. This opinion letter may not be quoted, circulated or published without the prior written consent of the issuer, except among the Purchaser’s officers, agents, lender and representatives and as necessary to enforce the terms of this opinion letter or the Agreement. The opinions stated herein are made as of the date hereof, and we assume no obligation to advise you of any changes to the foregoing.

Very truly yours,

EXHIBIT H

[Deed]

STATE OF LOUISIANA

PARISH OF LAFOURCHE

ACT OF CASH SALE OF IMMOVABLE PROPERTY

BE IT KNOWN, that, before the undersigned Notary(ies) Public in the State of Louisiana, and in the presence of the undersigned competent witnesses, personally came and appeared:

Larose Truck Plaza & Casino, L.L.C., a limited liability company of the State of Louisiana, domiciled and with its principal place of business in the Parish of Lafourche, with federal tax identification number                                                     , and whose mailing address is declared to be 1825 Highway 308, Lockport, Louisiana 70374, hereinafter referred to as the “Seller”,

who declared that for and in consideration of the sum of                Dollars ($                  ), and other good and valuable consideration, in cash paid, the receipt and sufficiency of which are hereby acknowledged by the Seller, Seller does hereby grant, bargain, sell, convey, transfer, assign, deliver, and set over with full guarantee and with full warranty of title, and with subrogation to all rights and actions of warranty against all previous owners that Seller may otherwise have, unto:

[            ], a              of the State of             , domiciled and with its principal place of business in the             , with federal tax identification number             , and whose mailing address is declared to be 1869 Mills Hwy, Breaux Bridge, Louisiana 70517, hereinafter referred to as “Purchaser”, purchasing and accepting for itself, its successors and assigns, and acknowledging the delivery and possession thereof, the following described property, with all of its component parts, including all rights, ways, privileges, servitudes and appurtenances thereto belonging, to-wit:

TO HAVE AND TO HOLD the above described property unto the said Purchaser, the Purchaser’s successors and assigns, forever. The Seller declares that all taxes on the property through the year 2004 have been timely paid by the Seller. Taxes for the current year have been pro-rated between Seller and Purchaser as of the date of closing. The Purchaser hereby agrees to pay all future and subsequent taxes.

The Seller hereby declares that the property herein conveyed has not been heretofore alienated by the said Seller and that as of the Closing there shall be no mortgages, liens or encumbrances of record against the said property.

The Seller declares that in the federal, state or local courts there are no judgments, general or particular, of record against the said property.

The Seller hereby agrees to deliver possession of the above described property to the Purchaser on even date herewith.

All parties signing the within instrument, whether as parties or as witnesses, have declared themselves to be of full legal capacity.

All agreements and stipulations herein and all of the obligations assumed herein shall inure to the benefit of and be binding upon the successors and assigns of the respective parties, and the Purchaser, its successors and assigns shall have and hold the above described property in full ownership forever.

No title examination has been requested of or performed by me, Notary. The title description is provided by the parties, and the Notary appears solely and only for the purpose of notarizing this document.

Both parties agree and obligate themselves to promptly execute any additional acts, documents and/or instruments necessary and proper for the complete and expeditious implementation and satisfaction of the provisions and intent of this Act of Cash Sale.

The parties hereto have participated jointly in the negotiation and drafting of this Act of Cash Sale. In the event any ambiguity or questions of intent or interpretation arise, this Act of Cash Sale shall be construed as if jointly drafted by the parties and no presumption or burden of proof shall arise favoring any of the parties by virtue of authorship of any of the provisions of this Act of Cash Sale.

In the event of a default of any condition or obligation of this Act of Cash Sale on the part of any of the parties hereto which results in the institution of any legal proceeding, the non-prevailing party shall pay to the prevailing party of the litigation all reasonable costs and expenses of the legal proceeding, and any appeal there from, including attorney’s fees.

No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provisions of this Act of Cash Sale shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provisions of this Act of Cash Sale at any time shall be deemed a waiver of any other provision of this Act of Cash Sale at such time, nor will it be deemed a valid waiver of such.

No determination by any court, governmental body or otherwise that any provision of this Act of Cash Sale or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision thereof, or (b) that provision in any circumstance not controlled by the determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

All questions concerning the construction, validity, and interpretation of this Act of Cash Sale and the performance of the obligations imposed hereby shall be governed by the laws of the State of Louisiana.

The parties do not intend, nor shall this Act of Cash Sale be construed as, creating any resolutory conditions, vender’s lien(s), or stipulation pour autri and if any of the foregoing are deemed created by this instrument the same are herewith waived by the parties hereto.

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THUS DONE AND PASSED on the                day of                                     , 2005, at the City of                               , Parish of                                           , State of                                       , the undersigned party having affixed her signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	SELLER:

By:
Printed Name:
Title:
Date:

NOTARY PUBLIC

THUS DONE AND PASSED on the                day of                                     , 2005, at the City of                               , Parish of                                           , State of                                       , the undersigned party having affixed her signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	PURCHASER:

By:
Printed Name:
Title:
Date:

NOTARY PUBLIC

EXHIBIT I

[Seller’s/Owner’s Affidavit and Indemnity]

To be prepared by Escrow Agent prior to the Closing Date and approved by Sellers.